AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 30, 1998
                                   REGISTRATION STATEMENT NO. 333-___
===========================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                             SOVRAN SELF STORAGE, INC.
             (Exact name of Registrant as specified in its charter)


                  MARYLAND                        16-1194043
        (State or other jurisdiction           (I.R.S. Employer
             of incorporation or              Identification No.)
                organization)


                             5166 MAIN STREET
                       WILLIAMSVILLE, NEW YORK 14221
                              (716) 633-1850
 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                           ---------------------
                             KENNETH F. MYSZKA
                                 PRESIDENT
                         SOVRAN SELF STORAGE, INC.
                             5166 MAIN STREET
                       WILLIAMSVILLE, NEW YORK 14221
                              (716) 633-1850
   (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 copy to:

                         FREDERICK G. ATTEA, ESQ.
              PHILLIPS, LYTLE, HITCHCOCK, BLAINE & HUBER LLP
                        3400 Marine Midland Center
                         Buffalo, New York  14203
                              (716) 847-7010
                           ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At any time and from time to time after the effective date of this
Registration Statement in light of market conditions and other factors.
                           ---------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                      CALCULATION OF REGISTRATION FEE


===========================================================================
=                                      PROPOSED      PROPOSED
                                    MAXIMUM       MAXIMUM
                                    AGGREGATE     AGGREGATE    AMOUNT OF
TITLE OF SHARES   AMOUNT TO BE      PRICE         OFFERING     REGISTRATION
TO BE REGISTERED  REGISTERED(1)     PER SHARE(2)  PRICE(2)     FEE

Common Stock,
$.01 par value
per share          3,000,000        $25.9688      $77,906,400  $22,983
(includes
associated Rights
(3))
========================================================================

(1) Plus such additional number of shares as may be required in the event of a stock dividend, reverse stock split, split-up recapitalization or other similar event.

(2) This estimate is based on the average of the high and low sales prices on the New York Stock Exchange of the Common Stock of Sovran Self Storage, Inc. on September 25, 1998, pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), and is made solely for the purposes of determining the registration fee.

(3) This Registration Statement also pertains to rights to purchase shares of preferred stock of the Registrant in certain circumstances pursuant to the Registrant's Shareholders Rights Agreement.

                           ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===========================================================================

              DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN
                     3,000,000 SHARES OF COMMON STOCK

                         SOVRAN SELF STORAGE, INC.

     Sovran Self Storage, Inc., a Maryland corporation (the "Company"), hereby offers participation in the Sovran Self Storage Dividend Reinvestment and Stock Purchase Plan (the "Plan"). The Plan is designed to provide both potential new investors as well as existing shareholders of the Company's common stock, par value $0.01 per share (the "Common Stock"), with an economical and convenient method to purchase shares of Common Stock under the stock purchase provision of the Plan (the "Stock Purchase Program"). The Plan also permits shareholders to designate the cash dividends on their newly purchased Common Stock and cash dividends on their existing Common Stock for reinvestment in more shares of Common Stock through the dividend reinvestment provisions of the Plan (the "Dividend Reinvestment Program"). Some of the significant features of the Plan are as follows:

     - Participants (as defined in Questions 2 and 5) may purchase additional shares of Common Stock at a 2% discount (subject to change) by automatically reinvesting all or a portion of their cash dividends on Company Stock in the Dividend Reinvestment Program. See Question 12.

     - Participants may also purchase shares of Common Stock at a 2% discount (subject to change) by making optional cash payments of $100 to $10,000 per month. See Question 17.

     - Optional cash payments in excess of $10,000 may be made with the permission of the Company. Such purchases may be priced at a discount ranging from 0% to 3% as determined from time to time by the Company in its sole discretion. See Question 17.

     - Common Stock for the Plan will be purchased by the Agent (as defined in Question 4) directly from the Company or in open market or privately negotiated transactions, as determined from time to time by the Company. At present, the Company expects that shares needed for the Plan will be acquired directly from the Company.

     - Participation in the Plan is voluntary, and Participants may terminate their participation at any time. Shareholders who do not choose to participate in the Plan will continue to receive cash dividends, as declared, in the usual manner. Participants may also request that any or all of the shares held in their Plan account ("Plan Shares") be sold by the Agent. See Question 27.

     - Holders of Common Stock held in their own name ("Record Owners") may participate directly. Holders of shares in bank, broker or other nominee names ("Beneficial Owners") may participate in the Plan by requesting that the bank, broker or other nominee reinvest dividends and/or make optional cash payments on the Beneficial Owner's behalf. Alternatively, Beneficial Owners may ask their bank, broker or other nominee to transfer the shares into the Beneficial Owner's own name and then participate directly. See Questions 6 and 8.

     The shares of Common Stock, both those outstanding and those offered hereby, are subject to repurchase by the Company under certain conditions and are subject to certain restrictions on ownership and transferability which prohibit any person (either alone or with others as a group) from owning shares in excess of 9.8% (by number or value) (or 15% for certain investors that will be "looked through" under the Internal Revenue Code of 1986, as amended (the "Code") for purposes of the foregoing requirement) of any class or series of the Company's outstanding capital stock, subject to certain exceptions.

     The Company will bear the costs relating to the registration of the Common Stock being offered hereby, estimated to be approximately $61,500.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            THE DATE OF THIS PROSPECTUS IS SEPTEMBER 29, 1998.

                           AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "SEC" or "Commission") a registration statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Plan Shares. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Registration Statement, including exhibits thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. The Commission also maintains a Web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the locations described above. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. In addition, the Common Stock is listed on the New York Stock Exchange ("NYSE"), and such materials can be inspected and copied at the NYSE, 20 Broad Street, New York, New York 10005.

     In accordance with Section 2-210 of the Maryland General Corporation Law, as amended (the "MGCL"), the Board of Directors has authorized the issuance of some or all of the shares of any or all of its classes or series of capital stock without certificates. The Company has the authority to designate and issue more than one class or series of capital stock having various preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption. In addition, the Company's Articles of Incorporation impose limitations on the ownership and transfer of the Company's capital stock. The Company will furnish a full statement of the relative rights and preferences of each class or series of capital stock of the Company which has been so designated and any restrictions on the ownership or transfer of capital stock of the Company to any stockholder upon request and without charge. Written requests for such copies should be directed to: David L. Rogers, Chief Financial Officer, Sovran Self Storage, Inc., 5166 Main Street, Williamsville, New York 14221. Telephone requests may be directed to Mr. Rogers at (716) 633-1850.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed with the Commission pursuant to the Exchange Act are incorporated by reference in this Prospectus:
(i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended by the Company's Amended Annual Report on Form 10-K/A filed on June 12, 1998, (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, (iii) the Company's Quarterly Report on Form 10Q for the quarter ended June 30, 1998, (iv) the Company's Current Report on Form 8-K filed on October 24, 1997, (v) the Company's Current Report on Form 8-K filed on February 20, 1998, as amended by the Company's Amended Current Report on Form 8-K/A filed on April 17, 1998, (vi) the Company's Current Report on Form 8-K filed on June 10, 1998,
(vii) the Company's Current Report on Form 8-K filed on July 6, 1998,
(viii) the Company's Current Report on Form 8-K filed on September 25, 1998, (ix) Proxy Statement on Schedule 14A dated April 10, 1998, and
(x) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A dated June 16, 1995, including all amendments and reports updating such descriptions.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of all Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. The Company will provide, without charge, to each person, including any Beneficial Owner, to whom a copy of this Prospectus is delivered, at the request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits thereto, unless such exhibits are specifically incorporated by reference into such documents). Written requests for such copies should be directed to David L. Rogers, Chief Financial Officer, Sovran Self Storage, Inc., 5166 Main Street, Williamsville, New York 14221, telephone (716) 633-1850.

     Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in an applicable Prospectus Supplement) or in any subsequently filed document that is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus or any Prospectus Supplement, except as so modified or superseded.

                                THE COMPANY

General

     Sovran Self Storage, Inc. is a self-administered and self-managed real estate investment trust ("REIT") which acquires, owns, and manages self-storage properties. (The Company's self storage properties are hereinafter referred to collectively as the "Properties" and individually as a "Property"). The Company was formed on June 26, 1995. As of September 25, 1998, the Company owned and operated 200 self-storage properties, consisting of approximately 11.2 million net rentable square feet, situated in 19 states primarily in the Eastern United States and Texas. As of June 30, 1998, the Properties had a weighted average occupancy of 88%. The Company believes that it is one of the largest operators of self-storage properties in the United States based on facilities owned.

     The Company seeks to increase cash flow and enhance shareholder value through aggressive management of the Properties and selective acquisition of new self-storage properties. Aggressive property management entails increasing rents, increasing occupancy levels, strictly controlling costs, maximizing collections, strategically expanding and improving the Properties and, should economic conditions warrant, developing new properties. The Company believes that there continues to be significant opportunities for growth through acquisitions, and constantly seeks to acquire self-storage properties located primarily in the Eastern United States that are susceptible to realization of increased economies of scale and enhanced performance through the application of the Company's management expertise.

     The Company was formed to continue the business of its predecessor Company which had engaged in the self storage business since 1985. As of August 31, 1998, the Company owns a 100% fee simple interest in each of the Properties through a limited partnership (the "Partnership") of which the Company holds a 93.4% economic and unaffiliated third parties own collectively a 6.6% limited partnership interest. The Partnership owns a 100% fee simple interest in each of the Properties. The Company believes that this structure, commonly known as an umbrella partnership real estate investment trust ("UPREIT"), facilitates the Company's ability to acquire properties by using units of the Partnership as currency in property acquisitions.

     The Company was incorporated on April 19, 1995 under Maryland law. The Company's principal executive offices are located at 5166 Main Street, Williamsville, New York 14221, and its telephone number is (716) 633-1850. The Company also maintains a regional office in Atlanta, Georgia.

                              USE OF PROCEEDS

     The Plan will raise additional capital for the Company to the extent that shares of Common Stock issued hereunder are authorized but previously unissued shares or treasury shares (rather than shares acquired in the open market). The Company currently intends to issue such shares and, therefore, the Plan is expected to raise capital for the Company. The Company intends to use the net proceeds from the Company's sale of Common Stock for one or more of the following: repayment of indebtedness, acquisition of additional self-storage facilities and for working capital and general corporate purposes.

                              SUMMARY OF PLAN

     The Plan provides both current owners of Common Stock and potential new investors with a convenient and attractive method of investing cash dividends and optional cash payments of $100 to $10,000 per month in shares of Common Stock at a discount from the Market Price (as defined in Question
12) and without payment of any brokerage commission or service charge. In addition, optional cash payments in excess of the $10,000 monthly limit may be invested in shares at a discount from the Market Price if the Company, in its sole discretion, approves a Request for Waiver for such stock purchases (see below and Question 17). Each of the discounts is subject to change from time to time (but will not vary from the range of 0% to 3%) and is also subject to discontinuance at the Company's discretion at any time based on a number of factors, including market conditions, the level of participation in the Plan and the Company's current and projected capital needs. Except with respect to the Waiver Discount (as defined in Question 17 and discussed below), the Company will provide Participants with written notice of a change in the applicable discount at least 30 days prior to the relevant Record Date (as defined in Question 13), or prior to enrollment for new investors, through an appropriate press release.

     Optional cash payments of less than $100 and that portion of any optional cash payment which exceeds the maximum monthly purchase limit of $10,000, unless such upper limit has been waived, are subject to return to the Participant without interest.

     Shares of Common Stock purchased under the Plan will be retained by the Agent for safekeeping and certificates for the Participant's other shares registered in his or her name may be deposited with the Agent for safekeeping without payment of any fee. At anytime, a Participant may request in writing to have a certificate for such shares sent to him or her. There is no fee for this service. See Question 24. Participants may also request that any or all shares held in the Plan be sold by the Agent on behalf of such Participants for a nominal fee, any brokerage costs and any applicable stock transfer taxes on the sale of such shares, all of which will be deducted by the Agent and the balance sent to the Participant. See Question 27.

     Should the Company choose to allow purchases in excess of the $10,000 monthly limit, it will first designate a discount of 0% to 3% (the "Waiver Discount") from the Market Price for the investment of optional cash payments that exceed $10,000. Each month, at least five (5) business days prior to the Optional Cash Payment Due Date (as defined in Question 18), the Company will establish the Waiver Discount and Threshold Price (each as defined in Question 17), applicable to all optional cash payments that exceed $10,000 in that month, or may choose not to offer an opportunity for such waivers for that month. Interested Participants may then call (716) 633-0381 to receive notice of the designated Waiver Discount and Threshold Price for that month, if any. The Participant must then seek permission to exceed the normal $10,000 limit by submission of the Request for Waiver form. If approved by the Company, full payment along with a copy of the approved Request for Waiver form must be received by the Optional Cash Payment Due Date. See Question 17 for further information about this aspect of the Plan. The Waiver Discount and Threshold Price, which may vary each month, will be established in the Company's sole discretion.
With respect to optional cash payments that exceed $10,000, for each Trading Day of the related Pricing Period (each as defined in Question 12) on which the Threshold Price is not satisfied, 1/10 of a Participant's optional cash payment will be returned, without interest, as soon as practicable after the applicable Investment Date. (See Question 18.) Optional cash payments that do not exceed $10,000 and the reinvestment of dividends in additional shares of Common Stock will not be subject to the Waiver Discount or Threshold Price, if any.

     The Company expects to grant Requests for Waiver to financial intermediaries, including brokers and dealers, and other Participants in the future. Grants of Requests for Waiver will be made in the sole discretion of the Company based on a variety of factors, which may include: the Company's current and projected capital needs, the alternatives available to the Company to meet those needs, prevailing market prices for Common Stock, general economic and market conditions, expected aberrations in the price or trading volume of the Common Stock, the potential disruption of the price of the Common Stock by a financial intermediary, the number of shares of Company Stock held by the Participant submitting the Request for Waiver, the past actions of a Participant under the Plan, the aggregate amount of optional cash payments for which such Requests for Waiver have been submitted and the administrative constraints associated with granting such Requests for Waiver. If such Requests for Waiver are granted, a portion of the shares available for issuance under the Plan may be purchased by Participants (including brokers or dealers) who, in connection with any resales of such shares, could be deemed to be underwriters within the meaning of the Securities Act. To the extent that Requests for Waiver are granted it is expected that a greater number of shares will be issued under the Stock Purchase Program of the Plan as opposed to the Dividend Reinvestment Program of the Plan. Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no pre-established maximum limit on the number of shares that may be purchased pursuant to approved Requests for Waiver.

     Financial intermediaries may purchase a significant portion of the shares of Common Stock issued pursuant to the Stock Purchase Program of the Plan. The Company does not have any understanding with any such organizations and, therefore, the extent of such financial intermediaries' participation under the Plan cannot be estimated at this time.
Participants that are financial intermediaries that acquire shares of Common Stock under the Plan with a view to distribution of such shares or that offer or sell shares for the Company in connection with the Plan may be deemed to be underwriters within the meaning of the Securities Act.

     From time to time, financial intermediaries, including brokers and dealers, may engage in positioning transactions in order to benefit from the discount from the Market Price of the shares of Common Stock acquired through the reinvestment of dividends or optional cash payments under the Plan. Such transactions may cause fluctuations in the trading volume of the Common Stock. Financial intermediaries that engage in positioning transactions may be deemed to be underwriters within the meaning of the Securities Act. The Plan is intended for the benefit of investors in the Company and not for individuals who engage in transactions which may cause aberrations in the price or trading volume of the Common Stock.

                                 THE PLAN

     The Company's Dividend Reinvestment and Stock Purchase Plan was adopted by the Board of Directors on November 6, 1997. The following questions and answers explain and constitute the Plan. Shareholders who do not participate in the Plan will receive cash dividends, as declared and paid in the usual manner.

                                  PURPOSE

1.   WHAT IS THE PURPOSE OF THE PLAN?

     The primary purpose of the Plan is to provide both current shareholders of the Company Stock and potential new investors with an economical and convenient method of increasing their investment in the Company. Current shareholders may invest cash dividends in additional shares of Common Stock without payment of any brokerage commission or service charge and at a discount from the Market Price (as defined in Question 12). Current shareholders as well as new investors may also invest optional cash payments in shares of Common Stock at a discount from the Market Price and without payment of any brokerage commission or service charge. See Questions 5 and 6 for a description of the shareholders who are eligible to participate in the Plan and methods for Beneficial Owners (as defined in the paragraph immediately preceding Question 5) and non-shareholders to become eligible to participate. To the extent shares are purchased from the Company under the Plan, the Company will receive additional funds for use as described above under "Use of Proceeds."

     The Plan may also be used by the Company to raise additional capital through the sale each month of a portion of the shares available for issuance under the Plan to purchasers of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. These sales will be effected through the Company's ability to waive limitations applicable to the amounts which Participants may invest pursuant to the Stock Purchase Program (see Question 17 for information concerning limitations applicable to optional cash payments and certain of the factors considered by the Company in granting waivers).

     However, the Plan is primarily intended for the benefit of long-term investors, and not for the benefit of individuals or institutions who engage in short-term trading activities that could cause aberrations in the composite trading volume of the Company's Common Stock. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the Market Price of the shares of Common Stock acquired through the reinvestment of dividends and optional cash payments under the Plan. Such transactions may cause fluctuations in the trading volume of the Common Stock. The Company reserves the right to modify, suspend or terminate participation in the Plan by otherwise eligible holders of Common Stock in order to eliminate practices which are not consistent with the purposes of the Plan.

                     OPTIONS AVAILABLE TO PARTICIPANTS

2.   WHAT OPTIONS ARE AVAILABLE TO ENROLLED PARTICIPANTS?

     Dividend Reinvestment Program. Holders of Common Stock who wish to participate in the Plan, whether Record Owners, Beneficial Owners or interested new investors who make an initial investment through the Stock Purchase Program described below (each a "Participant"; see also Question 5 regarding the definition of a "Participant") generally may elect to have all, a portion or none of their cash dividends paid on their shares of Common Stock automatically reinvested in additional shares of Common Stock through the Dividend Reinvestment Program. Cash dividends are paid on Common Stock when and as declared by the Company's Board of Directors, generally on a quarterly basis. Subject to the availability of shares of Common Stock registered under the Plan, there is no limitation in the Plan on the amount of dividends a Participant may reinvest under the Dividend Reinvestment Program.

     Stock Purchase Program. Each month, Participants may also elect to invest optional cash payments in shares of Common Stock, subject to a minimum monthly purchase limit of $100 and a maximum monthly purchase limit of $10,000. The maximum limit is subject to waiver at the Company's discretion. See Question 17. Participants may make optional cash payments each month even if dividends on their shares of Common Stock are not being reinvested and whether or not a dividend has been declared. Participants who elect to make optional cash payments only are not required to enroll any shares of Common Stock purchased through the Stock Purchase Program into the Dividend Reinvestment Program but may designate all of such shares for such participation on the Authorization Form if desired.

                       ADVANTAGES AND DISADVANTAGES

3.   WHAT ARE THE ADVANTAGES AND DISADVANTAGES OF THE PLAN?

ADVANTAGES

     (a) The Plan provides Participants with the opportunity to reinvest cash dividends paid on all or a portion of their shares of Common Stock in additional shares of Common Stock without payment of any brokerage commissions or service charge and at a discount, which is currently 2% and is subject to change by the Company. See Question 12. The Company will provide Participants with written notice of any change in the applicable discount at least 30 days prior to the relevant Record Date (as defined in Question 13) by an appropriate press release. See Question 12.

     (b) The Plan provides Participants with the opportunity to make monthly investments of optional cash payments, subject to minimum and maximum amounts, for the purchase of shares of Common Stock at a 2% discount from the Market Price (subject to change upon advance notice to Participants) and without payment of any brokerage commission or service charge.

     (c) All cash dividends paid on Participants' Plan Shares enrolled in the Dividend Reinvestment Program will be fully invested in additional shares of Common Stock because the Plan permits fractional shares to be credited to Plan accounts. Dividends on such fractional shares, as well as on whole shares, will be reinvested in additional shares which will be credited to Participants' Plan accounts.

     (d) Normally, optional shares purchased will be held for safekeeping by the Agent. At any time, a Participant may request the Agent to send a certificate for some or all of the shares held by the Agent. There is no fee for this service. See Question 24.

     (e) A Participant may also elect to deposit with the Agent certificates for the stockholder's other shares of Common Stock registered in his or her name for safekeeping without charge. Because the Participant bears the risk of loss in sending certificates to the Agent, certificates should be sent by registered mail, return receipt requested and properly insured, to the address specified in Question 35 below. If certificates are later issued either upon request of the Participant or upon termination of participation, new certificates will be issued.

     (f) Periodic statements reflecting all current activity, including purchases of Plan Shares and the most recent Plan account balance, simplify Participants' record keeping. See Question 22 for information concerning reports to Participants.

DISADVANTAGES

     (a) No interest will be paid by the Company or the Agent on dividends or optional cash payments held pending reinvestment or investment. See Question 11. In addition, optional cash payments of less than $100 and that portion of any optional cash payment which exceeds the maximum monthly purchase limit of $10,000, unless such upper limit has been waived, are subject to return to the Participant without interest. Moreover, all or a portion of the amount held for purchases above the $10,000 limit that have been granted a waiver may also be subject to return to the Participant without interest in the event that the Threshold Price, if any, is not met for any Trading Day during the related Pricing Period. See Question 17.

     (b) The actual number of shares to be purchased under the Plan will not be determined until after the end of the relevant Pricing Period. Therefore, during the Pricing Period, Participants will not know the actual price per share or number of shares they have purchased.

     (c) With respect to shares acquired from the Company, while the Plan currently provides for a discount for reinvested dividends and optional cash payments, the Participant's purchase price, as so discounted, may exceed the price at which shares of the Common Stock are trading on the Investment Date (as defined in Questions 11 and 18) when the shares are issued or thereafter. The trading price on the Investment Date generally governs the amount of taxable income to shareholders. See Question 40.

     (d) Because optional cash payments must be received by the Agent by the Optional Cash Payment Due Date, such payments may be exposed to changes in market conditions for a longer period of time than in the case of typical secondary market transactions. See Questions 11 and 18 through 20 for detailed information.

     (e) Resales of shares of Common Stock credited to a Participant's Plan account will involve a nominal fee per transaction to be deducted from the proceeds of the sale by the Agent (if such resale is made by the Agent at the request of a Participant), plus any brokerage commission and any applicable stock transfer taxes on the resales. See Questions 21 and 27.

     (f) Shares of Common Stock held in the Participant's Plan account cannot be pledged until such shares are withdrawn from the Plan. See Question 38.

                              ADMINISTRATION

4.   WHO ADMINISTERS THE PLAN?

     The Company has retained American Stock Transfer and Trust Company, as plan administrator (the "Agent"), to administer the Plan, keep records, send statements of account activity to each Participant and perform other duties relating to the Plan. See Question 22 for information concerning reports to Participants. Shares of Common Stock purchased under the Plan are held by the Agent as agent for the Participants and are registered in the name of the Agent or its nominee, unless and until a Participant requests that a stock certificate for all or a portion of his or her shares be issued, as more fully described in Question 24. If the Agent resigns or otherwise ceases to act as plan administrator, the Company will appoint a new plan administrator to administer the Plan.

     The Agent also acts as dividend disbursing agent, transfer agent and registrar for the Company's Common Stock.

                               PARTICIPATION

     For purposes of this section, responses are generally directed (a) to existing shareholders, according to the method by which their shares are held, or (b) to investors who are not currently shareholders but would like to make an initial purchase of Common Stock to become a Participant. Existing shareholders are either Record Owners or Beneficial Owners. A Record Owner is a shareholder who owns shares of Company Stock in his or her own name. A Beneficial Owner is a shareholder who beneficially owns shares of Company Stock that are registered in a name other than his or her own name (for example, the shares are held in the name of a bank, broker or other nominee). A RECORD OWNER MAY PARTICIPATE DIRECTLY IN THE PLAN, WHEREAS A BENEFICIAL OWNER WILL EITHER HAVE TO BECOME A RECORD OWNER BY HAVING ONE OR MORE SHARES TRANSFERRED INTO HIS OR HER OWN NAME OR COORDINATE HIS OR HER PARTICIPATION IN THE PLAN THROUGH THE BANK, BROKER OR OTHER NOMINEE IN WHOSE NAME THE BENEFICIAL OWNER'S SHARES ARE HELD. For more detailed information and instructions, see Questions 5 and 6.

5.   WHO IS ELIGIBLE TO PARTICIPATE?

     Record Owners. All Record Owners of Common Stock are eligible to participate directly in the Plan.

     Beneficial Owners. In order to participate directly in the Dividend Reinvestment Program of the Plan, a Beneficial Owner must become a Record Owner by having one or more shares transferred into his or her own name from that of the applicable bank, broker or other nominee. Alternatively, a Beneficial Owner may seek to arrange with the bank, broker or other nominee who is the Record Owner to participate on the Beneficial Owner's behalf.

     Non-shareholders. Individuals who do not presently own any Common Stock (as either a Record Owner or Beneficial Owner) may participate in the Plan by making an initial purchase of Common Stock through the Stock Purchase Program.

     Common Stock may not be available under the Plan in all states. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any Common Stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

     In order for the Company to maintain its qualification as a REIT, not more than 50% in value of any class or series the Company's outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code). The Company may terminate, by written notice, at any time any Participant's individual participation in the Plan if such participation would be in violation of the restrictions contained in the Articles of Incorporation or Bylaws of the Company. Such restrictions prohibit any stockholder, directly or indirectly, from beneficially owning more than 9.8% (or 15% for certain investors that will be "looked through" under the Code for purposes of the foregoing REIT qualification requirement) of any class or series of the Company's outstanding capital stock. Any attempted transfer or acquisition of capital stock that would create a direct or indirect ownership of capital stock in excess of this limit or would otherwise result in disqualification of the Company as a REIT will be null and void. The Company's Articles of Incorporation provide that capital stock subject to this limitation is subject to various rights of the Company to enforce this limitation, including conversion of the shares into nonvoting stock and transfer to a trust. The above summary of the ownership limitation is qualified in its entirety by reference to the Company's Articles of Incorporation, as amended from time to time. The Company reserves the right to invalidate any purchases made under the Plan that, in the Company's sole discretion, may violate the 9.8% ownership limit. Any grant of a Request for Waiver, as more fully described in Question 17, shall not be deemed to be a waiver of such ownership limits.

6.   HOW DOES AN ELIGIBLE PERSON PARTICIPATE?

     Record Owners may join the Plan by completing and signing an Authorization Form and returning it to the Agent. Authorization Forms may be obtained at any time by written request to American Stock Transfer and Trust Company, Attention Dividend Reinvestment Department, 40 Wall Street, New York, NY 10005 or by telephoning the Agent at 1-800-278-4353.

     Beneficial Owners who wish to join the Plan must instruct their bank, broker or other nominee to arrange participation in the Plan on the Beneficial Owner's behalf. The bank, broker or other nominee should then make arrangements with its securities depository and the securities depository will provide the Agent with the information necessary to allow the Beneficial Owner to participate in the Plan. Should the Beneficial Owner wish to participate in the Stock Purchase Program, a Broker and Nominee Form ("B&N Form") must also be sent to the Agent for the bank, broker or other nominee to participate in the Stock Purchase Program on behalf of the Beneficial Owner. See Question 8. To facilitate participation by Beneficial Owners, the Company has made arrangements with the Agent to reinvest dividends and accept optional cash payments under the Stock Purchase Program by Record Owners such as brokers, banks and other nominees, on behalf of Beneficial Owners. Interested Beneficial Owners are cautioned to insure that the broker, bank or other nominee passes along the proceeds of any applicable discount to the beneficiary's account.

     Alternatively, a Beneficial Owner may simply request that the number of shares the Beneficial Owner wishes to be enrolled in the Plan be reregistered by the bank, broker or other nominee in the Beneficial Owner's own name as Record Owner in order to directly participate in the Plan.

     Non-shareholders may join the Plan by making an initial investment in an amount of at least $100 up to $10,000 (unless the maximum limit is specifically waived by the Company, as discussed in Question 17). The non-shareholder should mark the box on the Authorization Form indicating that it is a non-shareholder wishing to become a Participant and should designate the amount of the initial purchase of Common Stock. At the same time, the new Participant may designate all or none of the purchased shares to be enrolled in the Dividend Reinvestment Program. The Authorization Form should be returned to the Agent, with payment, on or before the applicable dates discussed below.

     ANY PARTICIPANT WHO RETURNS A PROPERLY EXECUTED AUTHORIZATION FORM TO THE AGENT WITHOUT SPECIFYING THE NUMBER OF SHARES TO BE INCLUDED IN THE DIVIDEND REINVESTMENT PROGRAM WILL BE ENROLLED AS HAVING SELECTED THE FULL DIVIDEND REINVESTMENT OPTION DESCRIBED BELOW. See Question 7 for other investment option information.

     If an Authorization Form requesting reinvestment of dividends is received by the Agent at least two (2) business days before the Record Date established for a particular dividend, reinvestment will commence with that dividend. If an Authorization Form is received less than two (2) business days before the Record Date established for a particular dividend, the reinvestment of dividends will begin on the dividend payment date following the next Record Date if such shareholder or the participating bank, broker or other nominee is still a holder of record. Additionally, for Participants wishing to make optional cash payments to purchase shares under the Stock Purchase Program, full payment must be received by the Agent by the Optional Cash Payment Due Date. In the case of current non-shareholders making an initial investment to become Participants, both the Authorization Form and full payment of their designated initial investment must be received by the Optional Cash Payment Due Date. See also Questions 7 and 8.

7.   WHAT DOES THE AUTHORIZATION FORM PROVIDE?

     The Authorization Form appoints the Agent as agent for the Participant and directs the Company to pay to the Agent the Participant's cash dividends on the Common Stock owned by the Participant on the applicable Record Date and enrolled in the Dividend Reinvestment Program, and thereafter including all whole and fractional shares of Common Stock credited to the Participant's Plan account as they are added with each reinvestment or optional cash purchase. Such cash dividends with respect to shares enrolled in the Dividend Reinvestment Program will be automatically reinvested by the Agent in shares of Common Stock. Any cash dividends on shares of Common Stock that are not enrolled in the Dividend Reinvestment Program will be paid directly to the Participant. Additionally, the Authorization Form directs the Agent to purchase Common Stock with a Participant's optional cash payments, if any. See Question 8 for a discussion of the B&N Form which is required to be used for optional cash payments of a Beneficial Owner whose bank, broker or other nominee holds the Beneficial Owner's shares in the name of a major securities depository.

     The Authorization Form provides for the purchase of initial or additional shares of Common Stock through the following investment options:

          (1) If "Full Dividend Reinvestment" is elected, the Agent will automatically apply all cash dividends on all shares of Company Stock then or subsequently registered in the Participant's name and all cash dividends on all Plan Shares, together with any optional cash payments, toward the purchase of additional Plan Shares.

          (2) If "Partial Dividend Reinvestment" is elected, the Agent will apply all cash dividends on only the number shares of Common Stock then or subsequently registered in the Participant's name as specified on the Authorization Form; and the Agent will automatically apply all cash dividends on all Plan Shares, together with any optional cash payments, toward the purchase of additional Plan Shares.

          (3) If "Optional Cash Payments Only" is elected, the Agent will apply any optional cash payments (not less than $100) made by the Participant to the purchase of additional shares of Common Stock in accordance with the Plan and will apply dividends on such additional Plan Shares as directed. UNLESS THE PARTICIPANT DESIGNATES ALL OR NONE OF SUCH NEW PLAN SHARES FOR ENROLLMENT IN THE DIVIDEND REINVESTMENT PROGRAM, THE PARTICIPANT WILL BE ENROLLED AS HAVING SELECTED THE DIVIDEND REINVESTMENT OPTION.

     Each Participant may select any one of the options desired, and the designated options will remain in effect until a Participant specifies otherwise by indicating a different option on a new Authorization Form, by withdrawing some or all shares from the Plan in favor of receiving cash dividends or in order to sell the Participant's Common Stock (see Questions 26 and 27), or until the Plan is terminated.

     Participants may change their investment options at any time by requesting a new Authorization Form and returning it to the Agent at the address set forth in Question 35. Any Authorization Form which is returned to the Agent to change a Participant's investment options will be effective in accordance with the schedule described in the last paragraph of Question 6.

     ANY PARTICIPANT WHO RETURNS A PROPERLY EXECUTED AUTHORIZATION FORM TO THE AGENT WITHOUT ELECTING AN INVESTMENT OPTION WILL BE ENROLLED AS HAVING SELECTED THE FULL DIVIDEND REINVESTMENT OPTION.

8.   WHAT DOES THE B&N FORM PROVIDE?

     The B&N Form provides the only means other than reregistration of the stock in the Beneficial Owner's own name, by which a bank, broker or other nominee holding shares of a Beneficial Owner in the name of a major securities depository may invest optional cash payments on behalf of such Beneficial Owner. A B&N FORM MUST BE DELIVERED TO THE AGENT EACH TIME THAT SUCH BANK, BROKER OR OTHER NOMINEE TRANSMITS OPTIONAL CASH PAYMENTS ON BEHALF OF A BENEFICIAL OWNER. Forms will be furnished at any time upon request to the Agent at the address or telephone number specified in Question 35.

     Prior to submitting the B&N Form, the bank, broker or other nominee for a Beneficial Owner must make arrangements with its securities depository and the Agent in order to participate on behalf of the Beneficial Owner. See Questions 5 and 6.

     THE B&N FORM AND APPROPRIATE INSTRUCTIONS MUST BE RECEIVED BY THE AGENT NOT LATER THAN TWO (2) BUSINESS DAYS BEFORE THE APPLICABLE OPTIONAL CASH PAYMENT DUE DATE OR THE PAYMENT WILL NOT BE INVESTED UNTIL THE FOLLOWING INVESTMENT DATE.

9.   IS PARTIAL PARTICIPATION POSSIBLE UNDER THE PLAN?

     Yes. Record Owners or the bank, broker or other nominee for Beneficial Owners may designate any desired number of their shares for which dividends are to be reinvested. Dividends payable on shares held in a Participant's name will thereafter be reinvested only on that number of shares specified, and the Participant will continue to receive cash dividends on the remainder of the shares. Dividends payable on Plan Shares credited to a Participant's account will be reinvested automatically regardless of which method of participation is selected. Participants electing only to make optional cash payments may designate that all or none of the Plan shares purchased with Optional Cash Payments be enrolled in the Dividend Reinvestment Program.

10.  WHEN MAY AN ELIGIBLE SHAREHOLDER JOIN THE PLAN?

     A Record Owner may join the Plan at any time. A non-shareholder may join the Plan by making an initial investment of $100 to $10,000 (or more by permission of the Company) when returning the Authorization Form. See Question 7. Once in the Plan, a Participant remains in the Plan until he or she withdraws from the Plan, the Company terminates his or her participation in the Plan or the Company terminates the Plan. See Question 27 regarding withdrawal from the Plan.

11.  WHAT ARE INVESTMENT DATES AND WHEN WILL DIVIDENDS OR OTHER MONEY BE
INVESTED?

     Shares purchased under the Plan will be purchased on the "Investment Date" in each month. The Investment Date with respect to the Common Stock acquired pursuant to dividend reinvestments will be (i) if acquired directly from the Company, the quarterly dividend payment date declared by the Board of Directors (unless such date is not a business day in which case it is the first business day immediately thereafter) or (ii) in the case of open market purchases, the date or dates of actual investment, but no later than ten (10) business days following the dividend payment date. See Question 18 for detailed information concerning Investment Dates for optional cash payments under the Stock Purchase Program.

     The Company anticipates that Record Dates normally will be the sixth day of January, April, July and October. The Company also anticipates that dividends will be payable generally on the twenty-second day of the month subsequent to such Record Dates. The actual dates will be set by the Board of Directors in its sole discretion from time to time.

     When open market purchases are made by the Agent, such purchases may be made on any securities exchange where shares of Common Stock are traded, in the over-the-counter market or by negotiated transactions, and may be subject to such terms with respect to price, delivery and other matters as agreed to by the Agent. Neither the Company nor any Participant shall have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the Agent. However, when open market purchases are made by the Agent, the Agent shall use its best efforts to purchase the shares at the lowest possible price.

     Shares will be allocated and credited to Participants' Plan accounts on the appropriate Investment Date.

     NO INTEREST WILL BE PAID ON CASH DIVIDENDS PENDING INVESTMENT OR REINVESTMENT UNDER THE TERMS OF THE PLAN.

                      PURCHASES AND PRICES OF SHARES

12.  WHAT WILL BE THE PRICE TO PARTICIPANTS OF SHARES PURCHASED UNDER THE
PLAN?

     With respect to reinvested dividends and optional cash payments that do not exceed $10,000 (see Question 17 for a discussion of the discount applicable to optional cash payments in excess of $10,000), unless shares are purchased on the open market, shares will be purchased directly from the Company for the Plan at a discount from the Market Price (as defined below) established by the Company from time to time, currently 2% for reinvested dividends and 2% for optional cash payments. If shares are purchased on the open market for the Plan, Participants will receive a discount from the Market Price, established by the Company from time to time, currently 2% for reinvested dividends and 2% for optional cash payments, after including the amount of any brokerage commissions paid by the Company. In the case of open market purchases, in no event will the aggregate amount of (i) any applicable brokerage commissions as described in Question 21 below plus (ii) any discount from the Market Price exceed 2% of the fair market value of the Common Stock at the time of purchase.

     Each of the discounts is subject to change from time to time (but will not vary from the range of 0% to 3%) and is also subject to discontinuance at the Company's discretion at any time based on a number of factors, including current market conditions, the level of participation in the Plan and the Company's current and projected capital needs. Except with respect to the Waiver Discount, the Company will provide Participants with written notice of a change in the applicable discount at least 30 days prior to the relevant Record Date, or prior to enrollment for new investors, via an appropriate press release.

     The "Market Price," in the case of shares purchased directly from the Company, will be the average of the daily high and low sales prices, computed to four decimal places, of the Common Stock on the NYSE Composite Transactions, as reported in the Wall Street Journal, during the "Pricing Period" (i.e., the ten (10) days on which the NYSE is open and for which trades in the Company's Common Stock are reported (each a "Trading Day") immediately preceding the relevant Investment Date, or, if no trading occurs in the Common Stock on one or more of such days, for the 10 days immediately preceding the Investment Date for which trades are reported). In the case of shares purchased on the open market, the "Market Price" will be the weighted average of the actual prices paid, computed to four decimal places, for all of the Common Stock purchased by the Agent with all Participants' reinvested dividends and optional cash payments for the related month.

     Neither the Company nor any Participant shall have any authorization or power to direct the time or price at which shares will be purchased or the selection of the broker or dealer through or from whom purchases are to be made by the Agent. However, when open market purchases are made by the Agent, the Agent shall use its best efforts to purchase the shares at the lowest possible price.

13.  WHAT ARE THE RECORD DATES FOR DIVIDEND REINVESTMENT?

     For the reinvestment of dividends, the "Record Date" is the record date declared by the Company's Board of Directors for such dividend. The dividend payment date declared by the Board of Directors constitutes the Investment Date with respect to Common Stock acquired directly from the Company. The Investment Date with respect to Common Stock purchased in open market transactions will be the date or dates of actual investment, but no later than ten (10) business days following the dividend payment date. See Question 11 for further details about Investment Dates. Please refer to Questions 11, 18 and 19 for a discussion of the Investment Dates and Optional Cash Payment Due Dates applicable to optional cash payments.

14.  HOW WILL THE NUMBER OF SHARES PURCHASED FOR A PARTICIPANT BE
DETERMINED?

     A Participant's account in the Plan will be credited with the number of shares, including fractions computed to three decimal places, equal to the total amount to be invested on behalf of such Participant divided by the applicable discounted Market Price (i.e., the Market Price per share as calculated pursuant to the methods described in Question 12, as applicable, minus the relevant discount). The total amount to be invested will depend on the amount of any dividends paid on the number of shares owned by the Participant and designated for reinvestment, plus dividends on the Plan Shares in such Participant's Plan account designated for reinvestment and the amount of any optional cash payments made by such Participant and available for investment on the related Investment Date. Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no total maximum number of shares available for issuance pursuant to the reinvestment of dividends.

15.  WHAT IS THE SOURCE OF COMMON STOCK PURCHASED UNDER THE PLAN?

     Plan Shares will be purchased either directly from the Company or on the open market, or by a combination of the foregoing, at the option of the Company, after a review of current market conditions and the Company's current and projected capital needs. The Company will determine the source of the Common Stock to be purchased under the Plan. Neither the Company nor the Agent shall be required to provide any written notice to Participants as to the source of the Common Stock to be purchased under the Plan, but current information regarding the source of the Common Stock may be obtained by contacting the Agent at (800) 278-4353.

16.  HOW DOES THE STOCK PURCHASE PROGRAM WORK?

     All current Record Owners and non-shareholders who have timely submitted signed Authorization Forms indicating their intention to participate in this program of the Plan, and Beneficial Owners whose brokers, banks or other nominees have timely indicated their intention to participate in this program (except for Beneficial Owners whose brokers, banks or other nominees hold the shares of the Beneficial Owners in the name of a major securities depository), are eligible to make optional cash payments during any month, whether or not a dividend is declared. If a bank, broker or other nominee holds shares of a Beneficial Owner in the name of a major securities depository, optional cash payments must be made through the use of the B&N Form. See Question 8. Optional cash payments must be accompanied by an Authorization Form or a B&N Form, as applicable. Each month the Agent will apply any optional cash payment received from a Participant no later than the Optional Cash Payment Due Date to the purchase of additional shares of Common Stock for the account of the Participant on the following Investment Date (as defined in Questions 11 and 18).

     The discount from the Market Price applicable to optional cash payments up to the monthly limit of $10,000 will be 2% (subject to change) of the Market Price (as defined in Question 12). For optional cash payments in excess of $10,000, the discount will be established each month (between 0% and 3%) by the Company. Refer to Question 17 for a discussion of the possible limitations applicable to the purchase of shares made with optional cash payments.

17.  WHAT LIMITATIONS APPLY TO OPTIONAL CASH PAYMENTS?

     Minimum/Maximum Limits.   For any Investment Date, each optional cash
payment is subject to a minimum of $100 and a maximum of $10,000. See Question 18 regarding the determination of Investment Dates for optional cash payments. For purposes of these limitations, all Plan accounts under common control, management or representation by a bank, broker or other nominee on a single B&N Form will be aggregated. Optional cash payments of less than $100 and that portion of any optional cash payment which exceeds the maximum monthly purchase limit of $10,000, unless such maximum limit has been waived by the Company, will be returned to the Participant without interest at the end of the relevant Pricing Period.

     Threshold Price. The Company may establish for any Pricing Period a minimum price (the "Threshold Price") applicable to optional cash payments made pursuant to Requests for Waiver. If established for any Pricing Period, the Threshold Price will be stated as a dollar amount that the average of the high and low sales price of the Common Stock on the NYSE Composite Transactions, as reported in the Wall Street Journal, for each day of the applicable Pricing Period must equal or exceed. In the event that the Threshold Price is not satisfied for a Trading Day in the Pricing Period, then that day and the trading prices for that day will be excluded from that Pricing Period. Thus, for example, if the Threshold Price is not satisfied for 3 of the 10 days in a Pricing Period, then the average sales price for purchases and the optional cash payments which may be invested will be based on the remaining 7 days when the Threshold Price is satisfied. For each day during the Pricing Period for which the Threshold Price is not satisfied, 1/10 of each optional cash payment made pursuant to a Request for Waiver will be returned to such Participant by check, without interest, as soon as practicable after the applicable Investment Date.

     The establishment of a Threshold Price and the possible return of a portion of the investment applies only to optional cash payments made pursuant to a Request for Waiver. Setting a Threshold Price for a Pricing Period shall not affect the setting of a Threshold Price for any subsequent Pricing Period. Neither the Company nor the Agent shall be required to provide any written notice to Participants as to the Threshold Price for any Pricing Period.

     Waiver Discount. Each month the Company may establish a discount from the Market Price applicable only to optional cash payments made pursuant to a Request for Waiver. Such discount (the "Waiver Discount") may be between

0% and 3% of the purchase price and may vary each month, but once established will uniformly apply to all optional cash payments made pursuant to an approved Request for Waiver for that month. Setting a Waiver Discount for a particular month shall not affect the setting of a Waiver Discount for any subsequent month. The Waiver Discount will apply to the entire optional cash payment and not just the portion that exceeds $10,000.

     The establishment of a Waiver Discount applies only to optional cash payments made pursuant to a Request for Waiver. All other optional cash payments will be made at a 2% discount from the Market Price (subject to change) without regard to any Waiver Discount.

     Request for Waiver. Optional cash payments in excess of $10,000 per month may be made only pursuant to a Request for Waiver approved by the Company. Participants who wish to submit an optional cash payment in excess of $10,000 for any Investment Date must obtain the prior written approval of the Company, and a copy of such written approval must accompany any such optional cash payment. In order to receive a Request for Waiver Form, Participants should request the form from the Company via facsimile at (716) 633-1860 or (716) 633-3397. At least five (5) business days prior to the applicable Optional Cash Payment Due Date for an Investment Date, the Company will determine whether to establish a Threshold Price and/or a Waiver Discount. This determination will be made by the Company in its discretion after a review of such considerations as transaction costs, current market conditions, the level of participation in the Plan, and current and projected capital needs. Participants may ascertain whether a Threshold Price has been set or waived, and obtain the Waiver Discount, for the given Pricing Period by telephoning the Company at (716) 633-0381 to hear a pre-recorded message. A Request for Waiver must then be received by the Company via U.S. mail or facsimile at (716) 633-1860 or (716) 633-3397 for that month at least two (2) business days before the Optional Cash Payment Due Date. The Company will then notify the Participant if the Request for Waiver has been approved no later than one business day prior to the Optional Cash Payment Due Date. Please refer to Question 19 for further procedural details with respect to submitting timely payments and the allowable period within which bank clearance must be achieved.

     THE COMPANY HAS SOLE DISCRETION WHETHER TO GRANT ANY APPROVAL FOR OPTIONAL CASH PAYMENTS IN EXCESS OF THE ALLOWABLE MAXIMUM AMOUNT. In deciding whether to approve a Request for Waiver, the Company will consider a variety of relevant factors including, but not limited to, transaction costs, whether the Plan is then acquiring newly issued shares directly from the Company or acquiring shares in the open market, the Company's need for additional funds, the attractiveness of obtaining such additional funds through the sale of Common Stock as compared to other sources of funds, the purchase price likely to apply to any sale of Common Stock, the Participant submitting the request, the extent and nature of such Participant's prior participation in the Plan, the number of shares of Common Stock held of record by such Participant and the aggregate amount of optional cash payments in excess of $10,000 for which Requests for Waiver have been submitted by all Participants. If Requests for Waiver are submitted for any Investment Date for an aggregate amount in excess of the amount the Company is then willing to accept, the Company may honor such requests in order of receipt, pro rata or by any other method that the Company determines to be appropriate. There is no pre-established maximum limit applicable to optional cash payments that may be made pursuant to approved Requests for Waiver.

18.  WHAT ARE THE DUE DATES AND INVESTMENT DATES FOR OPTIONAL CASH
PAYMENTS?

     Optional cash payments will be invested each month on the related Investment Date. The "Optional Cash Payment Due Date" is one business day prior to the commencement of the related Pricing Period (as defined in Question 12). The Investment Date with respect to Common Stock acquired with optional cash payments will be (i) in the case of shares acquired directly from the Company, the 22nd day of each month (unless such date is not a business day in which case it is the first business day immediately thereafter), or (ii) in the case of open market purchases, the date or dates of actual investment, but no later than ten (10) business days following the 22nd day of each month.

     Optional cash payments received by the Agent by the Optional Cash Payment Due Date will be applied to the purchase of shares of Common Stock on the Investment Date which relates to that Pricing Period. No interest will be paid by the Company or the Agent on optional cash payments held pending investment. Generally, optional cash payments received after the Optional Cash Payment Due Date will be returned to Participants without interest at the end of the Pricing Period; such optional cash payments may be resubmitted by a Participant prior to the commencement of the next or a later Pricing Period as to which the Company is entertaining Requests for Waiver.

19.  WHEN MUST OPTIONAL CASH PAYMENTS BE RECEIVED BY THE AGENT?

     Each month the Agent will apply an optional cash payment for which good funds are timely received to the purchase of shares of Common Stock for the account of the Participant on the next Investment Date. See Question 18. In order for funds to be invested on the next Investment Date, the Agent must have received a check, money order or wire transfer by the Optional Cash Payment Due Date and such check, money order or wire transfer must have cleared before the related Investment Date. Wire transfers may be used only if approved verbally in advance by the Agent. Checks and money orders are accepted subject to timely collection as good funds and verification of compliance with the terms of the Plan. Checks or money orders should be made payable to "Agent Sovran Self Storage DRSPP." Checks returned for any reason will not be resubmitted for collection.

     NO INTEREST WILL BE PAID BY THE COMPANY OR THE AGENT ON OPTIONAL CASH PAYMENTS HELD PENDING INVESTMENT. SINCE NO INTEREST IS PAID ON CASH HELD BY THE AGENT, IT NORMALLY WILL BE IN THE BEST INTEREST OF A PARTICIPANT TO DEFER OPTIONAL CASH PAYMENTS UNTIL SHORTLY BEFORE COMMENCEMENT OF THE PRICING PERIOD.

     In order for payments to be invested on the Investment Date, in addition to the timely receipt of good funds, the Agent must have received an Authorization Form or a B&N Form, as appropriate. See Questions 6 and 8.

20.  MAY OPTIONAL CASH PAYMENTS BE RETURNED?

     Upon telephone or written request to the Agent received at least two
(2) business days prior to the Optional Cash Payment Due Date for the Investment Date with respect to which optional cash payments have been delivered to the Agent, such optional cash payments will be returned to the

Participant as soon as practicable. Requests received less than two (2) business days prior to such date will not be returned but instead will be invested on the next related Investment Date. Additionally, a portion of each optional cash payment will be returned by check, without interest, as soon as practicable after the Investment Date for each Trading Day of the Pricing Period that does not meet the Threshold Price, if any, applicable to optional cash payments made pursuant to Requests for Waiver. See Question 17. Also, each optional cash payment, to the extent that it does not either conform to the limitations described in Question 18 or clear within the time limit described in Question 19, will be subject to return to the Participant as soon as practicable.

21. ARE THERE ANY EXPENSES TO PARTICIPANTS IN CONNECTION WITH THEIR PARTICIPATION UNDER THE PLAN?

     Participants will incur no brokerage commissions or service charges in connection with the reinvestment of dividends and in connection with all purchases made pursuant to optional cash payments under the Plan. The Company will pay all other costs of administration of the Plan. Additionally, Participants may elect to send the certificates for their other shares of Common Stock to the Agent for safekeeping, and there is no fee for this service. However, Participants who request that the Agent sell all or any portion of their shares (see Question 27) must pay a nominal fee per transaction to the Agent, any related brokerage commissions and applicable stock transfer taxes.

                          REPORTS TO PARTICIPANTS

22.  WHAT KIND OF REPORTS WILL BE SENT TO PARTICIPANTS IN THE PLAN?

     Each Participant will receive a statement of his or her account following each purchase of additional shares. These statements are the Participant's continuing record of the cost of purchases and should be retained for income tax purposes. In addition, Participants will receive copies of other communications sent to holders of the Common Stock, including the Company's annual report to its shareholders, the notice of annual meeting and proxy statement in connection with its annual meeting of shareholders and Internal Revenue Service information for reporting dividends paid.

                          DIVIDENDS ON FRACTIONS

23.  WILL PARTICIPANTS BE CREDITED WITH DIVIDENDS ON FRACTIONS OF SHARES?

     Yes. Any fractional share held in a Participant's Plan account that has been designated for participation in the Dividend Reinvestment Program of the Plan will receive a proportionate amount of any dividend declared on the Common Stock.

                          CERTIFICATES FOR SHARES

24. WILL CERTIFICATES BE ISSUED FOR SHARES PURCHASED AND WHAT WILL HAPPEN IF A PARTICIPANT REQUESTS A CERTIFICATE FOR COMMON SHARES HELD IN THE ACCOUNT?

     Normally, Common Stock purchased for Participants under the Plan will be held in the name of the Agent or its nominee. No certificates will be issued to Participants for shares in the Plan unless a Participant submits a written request to the Agent or until participation in the Plan is terminated. At any time, a Participant may request the Agent to send a certificate for some or all of the whole shares credited to a Participant's account. This request should be mailed to the Agent at the address set forth in the answer to Question 35. There is no fee for this service. Any remaining whole shares and any fractions of shares will remain credited to the Plan account. Certificates for fractional shares will not be issued under any circumstances.

     A Participant may also elect to deposit with the Agent certificates for the shareholder's other shares of Common Stock registered in his or her name for safekeeping under the Plan without charge. Because the Participant bears the risk of loss in sending certificates to the Agent, certificates should be sent by registered mail, return receipt requested, and properly insured to the address specified in Question 35 below. If certificates are later issued either upon request of the Participant or upon termination of participation, new, differently numbered certificates will be issued.

     If a Participant requests delivery of a certificate for whole shares of Common Stock held in the Participant's Plan account, any remaining whole shares and fraction of a share will continue to be credited to the Participant's account, and dividends on such shares will continue to be reinvested under the Plan as originally elected. In addition, if a Participant maintains an account for full reinvestment of dividends, dividends on the Common Stock for which a certificate is requested would continue to be reinvested under the Plan so long as such shares remain registered in the Participant's name. If a Participant maintains an account for partial dividend reinvestment, dividends on the shares for which a certificate is requested would no longer be reinvested to the extent that the total number of shares registered in the Participant's name, including the shares for which a certificate is requested, exceeds the number of shares for which the Participant has elected to reinvest dividends. If the Participant maintains a Plan account only for optional cash payments and had designated the shares held in the Plan account for dividend reinvestment, dividends on shares of Common Stock for which a certificate is requested would no longer be reinvested under the Plan unless and until the Participant submits an Authorization Form to authorize reinvestment of dividends on shares of Common Stock registered in the Participant's name.

25.  IN WHOSE NAME WILL CERTIFICATES BE REGISTERED WHEN ISSUED?

     Each Plan account is maintained in the name in which the related Participant's certificates were registered at the time of enrollment in the Plan. Stock certificates for those shares purchased under the Plan will be similarly registered when issued upon a Participant's request. If a Participant is a Beneficial Owner, such request must be placed through such Participant's banker, broker or other nominee. See Question 6. A Participant who wishes to pledge shares credited to such Participant's Plan account must first withdraw such shares from the Plan account. See Question 38.

                        WITHDRAWALS AND TERMINATION

26.  WHEN MAY PARTICIPANTS WITHDRAW FROM THE PLAN?

     Participants may withdraw from the Plan with respect to all or a portion of the shares held in his or her Plan account at any time. If the request to withdraw is received prior to a dividend Record Date set by the Board of Directors for determining shareholders of record entitled to receive a dividend, the request will be processed on the day following receipt of the request by the Agent.

     If the request to withdraw is received by the Agent on or after a dividend Record Date, but before the payment date, the Agent, in its sole discretion, may either pay such dividend in cash or reinvest it in shares for the Participant's Plan account. The request for withdrawal will then be processed as promptly as possible following such dividend payment date. All dividends subsequent to such dividend payment date will be paid in cash unless a shareholder re-enrolls in the Plan, which may be done at any time.

     Any optional cash payments which have been sent to the Agent prior to a request for withdrawal will also be invested on the next Investment Date unless a Participant expressly requests return of that payment in the request for withdrawal, and the request for withdrawal is received by the Agent at least two (2) business days prior to the Optional Cash Payment Due Date.

27.  HOW DOES A PARTICIPANT WITHDRAW FROM THE PLAN?

     A Participant who wishes to withdraw from the Plan with respect to all or a portion of the shares held in his or her Plan account must notify the Agent in writing at its address set forth in the answer to Question 35. Upon a Participant's withdrawal from the Plan or termination of the Plan by the Company, certificates for the appropriate number of whole shares credited to his or her account under the Plan will be issued free of charge. A cash payment will be made for any fraction of a share.

     Upon withdrawal from the plan, a Participant may also request in writing that the Agent sell all or part of the shares credited to his or her Plan account. The Agent will sell the shares as requested within ten
(10) business days after processing the request for withdrawal. The Participant will receive the proceeds of the sale, less a nominal fee per transaction paid to the Agent, any brokerage fees or commissions and any applicable stock transfer taxes, generally within five (5) business days of the sale.

28.  ARE THERE ANY AUTOMATIC TERMINATION PROVISIONS?

     Participation in the Plan will be terminated if the Agent receives written notice of the death or adjudicated incompetency of a Participant, together with satisfactory supporting documentation of the appointment of a legal representative at least two (2) business days before the next Record Date for purchases made through the reinvestment of dividends or Optional Cash Payment Due Date for such payments, as applicable. In the event written notice of death or adjudicated incompetency and such supporting documentation is received by the Agent less than two (2) business days before the next Record Date or Optional Cash Payment Due Date for purchases made through the reinvestment of dividends or optional cash payments, as applicable, shares will be purchased for the Participant with the related cash dividend or optional cash payment and participation in the Plan will not terminate until after such dividend or payment has been reinvested. Thereafter, no additional purchase of shares will be made for the Participant's account and the Participant's Plan Shares and any cash dividends paid thereon will be forwarded to such Participant's legal representative.

                             OTHER INFORMATION

29. WHAT HAPPENS TO A PARTICIPANT'S PLAN SHARES IF THE PARTICIPANT SELLS OR TRANSFERS ALL COMMON STOCK REGISTERED IN THE PARTICIPANT'S NAME?

     If a Participant who is a Record Holder sells or transfers all of the shares registered in the Participant's name, the Participant will still remain in the Plan with respect to any Plan Shares held by the Agent and will continue to earn dividends unless the Participant notifies the Agent to terminate participation by giving the Agent a withdrawal notice prior to the next relevant dividend Record Date. See Question 27.

30. WHAT HAPPENS IF THE COMPANY DECLARES A DIVIDEND PAYABLE IN SHARES OR DECLARES A STOCK SPLIT?

     Any dividend payable in shares and any additional shares distributed by the Company in connection with a stock split in respect of shares credited to a Participant's Plan account will be added to that account. Stock dividends or split shares which are attributable to shares registered in a Participant's own name and not in his or her Plan account will be mailed directly to the Participant as in the case of shareholders not participating in the Plan.

31.  HOW WILL SHARES HELD BY THE AGENT BE VOTED AT MEETINGS OF
SHAREHOLDERS?

     The Participant will receive a proxy card covering shares held in the Plan and any shares held directly by the Participant as a Record Owner. If the Participant is a Beneficial Owner, the Participant should receive a proxy covering shares held in the Plan from his or her bank, broker or other nominee.

     If a proxy is returned properly signed and marked for voting, all of the shares covered by the proxy will be voted as marked. If a proxy is returned properly signed but no voting instructions are given, all of the Participant's shares will be voted in accordance with recommendations of the Board of Directors of the Company, unless applicable laws require otherwise. If the proxy is not returned, or if it is returned unexecuted or improperly executed, shares registered in a Participant's name may be voted only by the Participant in person.

32.  WHAT ARE THE RESPONSIBILITIES OF THE COMPANY AND THE AGENT UNDER THE
PLAN?

     The Company and the Agent will not be liable in administering the Plan for any act done in good faith or required by applicable law or for any good faith omission to act including, without limitation, any claim of liability arising out of failure to terminate a Participant's account upon his or her death, with respect to the price at which shares are purchased and/or the times when such purchases are made or with respect to any fluctuation in the market value before or after purchase or sale of shares. Notwithstanding the foregoing, nothing contained in the Plan limits the Company's liability with respect to alleged violations of federal securities laws.

     The Company and the Agent shall be entitled to rely on completed forms and the proof of due authority to participate in the Plan, without further responsibility of investigation or inquiry.

33.  MAY THE PLAN BE CHANGED OR DISCONTINUED?

     Yes. The Company may suspend, terminate, or amend the Plan at any time. Notice will be sent to Participants of any suspension or termination, or of any amendment that alters the Plan terms and conditions, as soon as practicable after such action by the Company. The Company may also substitute another administrator or agent in place of the Agent at any time; Participants will be promptly informed of any such substitution. Any questions of interpretation arising under the Plan will be determined by the Company and any such determination will be final.

34.  WHO BEARS THE RISK OF MARKET FLUCTUATIONS IN THE COMPANY'S COMMON
STOCK?

     A Participant's investment in shares held in the Plan account is no different from his or her investment in directly held shares. The Participant bears the risk of any loss and enjoys the benefits of any gain from market price changes with respect to such shares.

35.  WHO SHOULD BE CONTACTED WITH QUESTIONS ABOUT THE PLAN?

     All correspondence regarding the Plan should be directed to:

          American Stock Transfer and Trust Company
          40 Wall Street
          New York, NY  10005
          Telephone (800) 278-4353
          Attn: Dividend Reinvestment Department

     Please mention Sovran Self Storage, Inc. and this Plan in all correspondence.

36.  HOW IS THE PLAN INTERPRETED?

     Any questions of interpretation arising under the Plan will be determined by the Company and any such determination will be final. The Company may adopt rules and regulations to facilitate the administration of the Plan. The terms and conditions of the Plan and its operation will be governed by the laws of the State of Maryland.

37.  WHAT ARE SOME OF THE PARTICIPANT RESPONSIBILITIES UNDER THE PLAN?

     Plan Shares are subject to escheat to the state in which the Participant resides in the event that such shares are deemed, under such state's laws, to have been abandoned by the Participant. Participants, therefore, should notify the Agent promptly in writing of any change of address. Account statements and other communications to Participants will be addressed to them at the last address of record provided by Participants to the Agent.

     Participants will have no right to draw checks or drafts against their Plan accounts or to instruct the Agent with respect to any shares of Common Stock or cash held by the Agent except as expressly provided herein.

38.  MAY SHARES IN A PARTICIPANT'S ACCOUNT BE PLEDGED?

     None of the shares of Common Stock credited to a Participant's Plan account may be pledged and any such purported pledge will be void. If a Participant wishes to pledge shares, those shares must be withdrawn from the Plan. See Question 27 regarding withdrawal of Plan Shares.

39. IF THE COMPANY ISSUES RIGHTS TO PURCHASE SECURITIES TO THE HOLDERS OF COMMON STOCK, HOW WILL THE RIGHTS ON PLAN SHARES BE HANDLED?

     In the event that the Company makes available to the holders of its Common Stock rights to purchase additional shares of Common Stock or any other securities, the Agent will sell such rights (if such rights are saleable and detachable from the Common Stock) accruing to shares of Common Stock held by the Agent for Participants and invest the proceeds in additional shares of Common Stock on the next Investment Date for the Common Stock. In the event such rights are not saleable or detachable, the Plan will hold such rights for the benefit of Participants. A Participant who wishes to receive directly any such rights may do so by sending to the Agent, at least five (5) business days before the rights offering record date, a written request that certificates for shares in his or her account be sent to him or her.

                 CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

40.  WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF PARTICIPATION IN THE
PLAN?

     The following summary is based upon interpretations of current federal tax law. IT IS IMPORTANT FOR PARTICIPANTS TO CONSULT THEIR OWN TAX ADVISERS TO DETERMINE PARTICULAR TAX CONSEQUENCES, including state income tax (and other taxes, such as stock transfer tax) consequences, which vary from state to state and which may result from participation in the Plan and subsequent disposition of shares acquired pursuant to the Plan. Income tax consequences to Participants residing outside the United States will vary from jurisdiction to jurisdiction.

     Dividend Reinvestment Program

     Participants in the Dividend Reinvestment Program under the Plan will be treated for federal income tax purposes as having received, on the Investment Date, a distribution in an amount equal to the fair market value on that date of the shares acquired with reinvested dividends. Such shares will have a tax basis equal to the same amount. For federal income tax purposes, the fair market value of shares acquired under the Plan will likely be treated as equal to 100% of the average of the high and low sale prices of shares on the related Investment Date. The trading value on that specific date may vary from the Market Price determined under the Plan for such shares.

     Such distribution will be taxable as a dividend to the extent of the Company's current or accumulated earnings and profits. To the extent the distribution is in excess of the Company's current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in a Participant's shares, and the distribution in excess of a Participant's tax basis will be taxable as gain realized from the sale of its shares.

EXAMPLE 1:

     The following example may be helpful to illustrate the federal income tax consequences of the reinvestment of dividends at a 2% discount from the Market Price where the fair market value for tax purposes is the same as the Market Price.

Cash dividends reinvested...................................  $100.00
Assumed Market Price*.......................................  $ 27.00
Less 2% discount per share..................................  $ (0.54)
                                                              -------
Net purchase price per share................................  $ 26.46
Number of shares purchased ($100.00/$26.46).................   3.7793
Total taxable dividend resulting from transaction
  (27.00 X 3.7793)**........................................  $102.04

__________________

* This price is assumed for illustrative purposes only, and will vary with the market price of the Common Stock.
**   Assumes trading price on Investment Date also equals $27.00.

     Stock Purchase Program

     The tax consequences relating to a discount associated with an optional cash purchase are not entirely clear under current law. Nonetheless, the Internal Revenue Service (the "IRS") has indicated in a recent private ruling issued to another Real Estate Investment Trust ("REIT") that the discount associated with an optional cash purchase will be treated as a distribution to a participant in that REIT's dividend reinvestment and optional cash purchase plan if and only if that participant also is enrolled in the dividend reinvestment program aspect of that plan at the time of the optional cash purchase. Accordingly, if the Participant is enrolled in the Dividend Reinvestment Program, then the Participant should be treated as having received a distribution, upon the purchase of shares with an optional cash payment, in an amount equal to the excess, if any, of the fair market value of the shares on the Investment Date over the amount of the optional cash payment. However, if the Participant is not enrolled in the Dividend Reinvestment Program, then the Participant should not be treated as having received a distribution on account of the discount associated with the optional cash payment. Participants should be aware that the private ruling described above is not binding on the IRS with respect to the Plan and that the tax characterization of discounts on optional cash purchases remains unsettled. Participants also should be aware that in the case of Participants in the Dividend Reinvestment Program, the Company will treat the entire amount of the excess value of shares acquired under the Dividend Reinvestment Program and the Stock Purchase Program as a distribution for tax reporting purposes that is taxable as a dividend. It is possible, however, that all or a portion of such distribution should be treated as a tax-free return of capital. Notwithstanding the private ruling described above, the Company also may determine that it should report and/or the IRS may require that the Company and Participants treat the excess value of shares acquired under the Stock Purchase Program as a distribution taxable as a dividend, regardless of whether such Participants are enrolled in the Dividend Reinvestment Plan. PARTICIPANTS ARE STRONGLY ENCOURAGED TO CONSULT THEIR OWN TAX ADVISORS IN THIS REGARD.

     Shares acquired through the Stock Purchase Program under the Plan should have a tax basis equal to the amount of the payment plus the excess, if any, of the fair market value of the shares purchased over the amount of the payment, but only to the extent such excess is treated as a distribution taxable as a dividend. The fair market value on an Investment Date may differ from the Market Price determined under the Plan for such shares.

EXAMPLE 2:

     The following example may be helpful to illustrate the federal income tax consequences of the optional cash payment feature at a 2% discount from the Market Price where the fair market value for tax purposes differs from the Market Price and where the Participant also is enrolled in the Dividend Reinvestment Plan.

Optional cash payment.......................................  $100.00
Assumed Market Price*.......................................  $ 27.00
Less 2% discount per share..................................  $ (0.54)
                                                               -------
Net purchase price per share................................  $ 26.46
Number of shares purchased ($100.00/$26.46).................   3.7793
Total taxable dividend resulting from transaction
  (3.7793 X $27.50 - $100.00)**.............................  $  3.93

----------------

* This price is assumed for illustrative purposes only, and will vary with the market price of Common Stock.
**   This example assumes a trading price on the Investment Date of $27.50.

     A Participant's holding period for shares acquired pursuant to either program under the Plan will begin on the day following the Investment Date. Dividends received by corporate shareholders will not be eligible for the dividends received deduction.

     A Participant will not realize any taxable income upon receipt of certificates for whole shares credited to the Participant's account, either upon the Participant's request for certain of those shares or upon termination of participation in the Plan. A Participant will realize gain or loss upon the sale or exchange of shares acquired under the Plan. A Participant will also realize gain or loss upon receipt, following termination of participation in the Plan, of a cash payment for any fractional share equivalent credited to the Participant's account. The amount of any such gain or loss will be the difference between the amount that the Participant received for the shares or fractional share equivalent and the tax basis thereof.

41. HOW ARE INCOME TAX WITHHOLDING PROVISIONS APPLIED TO SHAREHOLDERS WHO PARTICIPATE IN THE PLAN?

     If a Participant fails to provide certain federal income tax certifications in the manner required by law, dividends on shares of Common Stock, proceeds from the sale of fractional shares and proceeds from the sale of shares held for a Participant's account will be subject to federal income tax withholding at the rate of 31%. If withholding is required for any reason, the appropriate amount of tax will be withheld. Certain shareholders (including most corporations) are, however, exempt from the above withholding requirements.

     If a Participant is a foreign shareholder whose dividends are subject to federal income tax withholding at the 30% rate (or a lower treaty rate), the appropriate amount will be withheld and the balance in shares will be credited to such Participant's account.

                                 DIVIDENDS

     The Company has paid dividends since the initial public offering of its Common Stock. In order to accommodate the provisions of this Plan, the Company anticipates that Record Dates are normally the sixth day of January, April, July and October. The Company anticipates that dividends will be payable generally on the twenty-second day of the month subsequent to such Record Dates. The actual dates will be set by the Board of Directors in its sole discretion from time to time.

                           PLAN OF DISTRIBUTION

     Except to the extent the Agent purchases Common Stock in open market transactions, the Common Stock acquired under the Plan will be sold directly by the Company through the Plan. The Company may sell Common Stock to owners of shares (including brokers or dealers) who, in connection with any resales of such shares, may be deemed to be underwriters. Such shares, including shares acquired pursuant to waivers granted with respect to the Stock Purchase Program of the Plan, may be resold in market transactions (including coverage of short positions) on any national securities exchange on which shares of Common Stock trade or in privately negotiated transactions. The Common Stock is currently listed on the NYSE. Under certain circumstances, it is expected that a portion of the shares of Common Stock available for issuance under the Plan will be issued pursuant to such waivers. The difference between the price such owners pay to the Company for shares of Common Stock acquired under the Plan, after deduction of the applicable discount from the Market Price, and the price at which such shares are resold, may be deemed to constitute underwriting commissions received by such owners in connection with such transactions.

     Subject to the availability of shares of Common Stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends. From time to time, financial intermediaries may engage in positioning transactions in order to benefit from the discount from the Market Price of Common Stock acquired through the reinvestment of dividends and optional cash payments under the Plan.

     The Company will pay any and all brokerage commissions and related expenses incurred in connection with purchases of Common Stock under the Plan. However, sales of shares of Common Stock credited to a Participant's Plan account will involve a nominal fee per transaction to be deducted from the proceeds of the sale by the Agent (if such sale is made by the Agent at the request of a Participant), plus any brokerage commissions and any applicable stock transfer taxes.

     Common Stock may not be available under the Plan in all states. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any Common Stock or other securities in any state or any other jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

                               LEGAL MATTERS

     Phillips, Lytle, Hitchcock, Blaine & Huber LLP, Buffalo, New York, will pass upon certain legal matters for the Company. Phillips, Lytle, Hitchcock, Blaine & Huber LLP has in the past represented and is presently representing the Company in certain other matters. Robert J. Attea, Chairman of the Board and Chief Executive Officer of the Company, is the brother of a partner of Phillips, Lytle, Hitchcock, Blaine & Huber LLP. Several partners of Phillips, Lytle, Hitchcock, Blaine & Huber LLP own shares of Common Stock.

                                  EXPERTS

     The financial statements and schedules thereto incorporated by reference in this Prospectus or elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Ernst & Young LLP, independent auditors, and are incorporated herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                 GLOSSARY

     "Agent" means a plan administrator that administers the Plan, keeps records, sends statements of account to each Participant and performs other duties related to the Plan. American Stock Transfer and Trust Company currently serves as Agent of the Plan.

     "Beneficial Owners" means shareholders who beneficially own shares of Company Stock that are registered in a name other than their own (for example, in the name of a bank, broker or other nominee).

     "B&N Form" means a Broker and Nominee form used to permit a Beneficial Owner's bank, broker or other nominee to participate in the Stock Purchase Program on the Beneficial Owner's behalf.

     "Business day" means any day other than Saturday, Sunday or legal holiday on which NYSE or another applicable securities exchange is closed or a day on which the Agent is authorized or obligated by law to close.

     "Commission" means the Securities and Exchange Commission.

     "Common Stock" means the common stock, $.01 par value, of the Company.

     "Company" means Sovran Self Storage, Inc., a Maryland corporation.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Investment Date" means, with respect to Common Stock acquired pursuant to a dividend reinvestment, in the case of shares acquired directly from the Company, the quarterly dividend payment date declared by the Board of Directors (unless such date is not a business day in which case it is the first business day immediately thereafter) or, in the case of open market purchases, the date or dates of actual investment, but no later than ten (10) business days following the dividend payment date; and with respect to Common Stock acquired with an optional cash payment, in the case of shares acquired directly from the Company, the 22nd day of each month (unless such date is not a business day in which case it is the first business day immediately thereafter), or (ii) in the case of open market purchases, the date or dates of actual investment, but no later than ten
(10) business days following the 22nd day of each month.

     "Market Price" means, with respect to reinvested dividends and optional cash payments that do not exceed $10,000 (see Question 17 for a discussion of the discount applicable to optional cash payments in excess of $10,000) for shares acquired directly from the Company, the average high and low sales prices, computed to four decimal places, of the Common Stock on the NYSE Composite Transactions, as reported in the Wall Street Journal, during the Pricing Period (i.e., the ten (10) days on which the NYSE is open and for which trades in the Company's Common Stock are reported immediately preceding the relevant Investment Date, or, if no trading occurs in the Common Stock on one or more of such days, for the 10 days immediately preceding the Investment Date for which trades are reported). With respect to reinvested dividends and optional cash payments that do not exceed $10,000 (see Question 17 for a discussion of the discount applicable to optional cash payments in excess of $10,000) for shares to be acquired on the open market, Market Price means the weighted average of the actual prices paid, computed to four decimal places, for all of the Common Stock purchased by the Agent with all Participants' reinvested dividends and optional cash payments for the related month.

     "NYSE" means the New York Stock Exchange.

     "Optional Cash Payment Due Date" means one day prior to the relevant Pricing Period.

     "Participant" means a Record Owner of Company Stock, the Beneficial Owner of Company Stock whose bank, broker or other nominee participates on the Beneficial Owner's behalf, or a current non-shareholder who wishes to participate in the Plan upon making an initial investment in the Common Stock offered herein.

     "Plan" means the Sovran Self Storage, Inc. Dividend Reinvestment and Stock Purchase Plan.

     "Plan Shares" means all shares of Common Stock held in a Participant's account under the Plan, including shares purchased through the Stock Purchase Program and all whole and fractional shares credited to a Participant's Plan account as the result of reinvestment of dividends on shares of Company Stock enrolled in the Dividend Reinvestment Program.

     "Pricing Period" means the period encompassing the 10 days during which the Common Stock is traded on the NYSE preceding the relevant dividend reinvestment or optional cash payment Investment Date.

     "Record Date" means, with respect to reinvestments of dividends, the Record Date declared by the Company's Board of Directors for such dividend.

     "Record Owner" means shareholders who own shares of the Company's Stock in their own names.

     "Request for Waiver" means a written request from a Participant to make optional cash payments in excess of $10,000.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Threshold Price" means the minimum price, if any, established by the Company that the average high and low prices of the Common Stock must equal or exceed during each day of the Pricing Period for optional cash payments made pursuant to Requests for Waiver.

     "Waiver Discount" means the discount from the Market Price applicable to optional cash payments made pursuant to Requests for Waiver. Such discount will vary between 0% and 3% of the Market Price (based on a variety of potential considerations as discussed in Question 17) and may vary from month to month.

          ======================================================

     NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE COMMON STOCK OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                           ---------------------

                             TABLE OF CONTENTS

                                             PAGE
                                             ----

Available Information..................
Incorporation of Certain Documents by
  Reference............................
The Company............................
Use of Proceeds........................
Summary of Plan........................
The Plan...............................
Purpose................................
Options Available to Participants......
Advantages and Disadvantages...........
Administration.........................
Participation..........................
Purchases and Prices of Shares.........
Reports to Participants................
Dividends on Fractions.................
Certificates for Shares................
Withdrawals and Termination............
Other Information......................
Certain Federal Income Tax
  Considerations.......................
Dividends..............................
Plan of Distribution...................
Legal Matters..........................
Experts................................
Glossary...............................


          ======================================================
          ======================================================

                         SOVRAN SELF STORAGE, INC.

                     3,000,000 Shares of Common Stock
                         ------------------------
                                PROSPECTUS
                         ------------------------
                            September 29, 1998

          ======================================================

                                  PART II

                  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses expected to be incurred in connection with the issuance and distribution of the securities being registered are as set forth below. All such expenses, except for the SEC registration and filing fees, are estimated:

SEC Registration............................................  $23,000
NYSE Listing Fee............................................    1,500
Legal Fees and Expenses.....................................   15,000
Accounting Fees and Expenses................................   10,000
Printing and Engraving Fees.................................   10,000
Blue Sky Fees and Expenses..................................    2,000
                                                               ---------
          Total.............................................  $61,500
                                                               =========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's Directors and Officers are and will be indemnified under the Articles of Incorporation and Bylaws of the Registrant against certain liabilities. The Articles of Incorporation require the Registrant to indemnify its Directors and officers, among others, against claims and liabilities and reasonable expenses actually incurred by them in connection with any claim or liability by reason of their services in those or other capacities unless it is established that the act or omission of the Director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty or the Director or officer actually received an improper personal benefit or, in the case of any criminal proceeding, the Director or officer has reasonable cause to believe that the act or omission was unlawful.

     The Registrant has entered into indemnification agreements with each of its senior executive officers and Directors. The indemnification agreements require, among other matters, that the Registrant indemnify such officers and Directors to the fullest extent permitted by law and advance to such officers and Directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the Registrant must also indemnify and advance all expenses incurred by officers and Directors seeking to enforce their rights under the indemnification agreements and may cover Directors and officers under the Registrant's directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides additional assurance to Directors and officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or the stockholders to eliminate the rights it provides.

     It is the position of the Commission that indemnification of directors and officers for liabilities under the Securities Act is against public policy and unenforceable pursuant to Section 14 of the Securities Act.

     As permitted by Maryland Law, the Articles of Incorporation provide that a Director or officer of the Company shall not be liable for monetary damages of the Company or its shareholders for any act or omission in the performance of his duties, except to the extent that (1) the person actually received an improper benefit or (2) the person's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated.

ITEM 16.  EXHIBITS
 4.1 -- Amended and Restated Articles of Incorporation of the Company. (Incorporated by reference to Exhibit 3.1 of the Registration Statement on Form S-11 of the Company, Registration
          No. 33-91422.)
 4.2 -- Amended and Restated Bylaws of the Company. (Incorporated by reference to Exhibit 3.2 of the Registration Statement on
          Form S-11 of the Company, Registration No. 33-91422.)
 5.1 --   Opinion of Phillips, Lytle, Hitchcock, Blaine & Huber LLP, as to
          legality.
 8.1 -- Opinion of Phillips, Lytle, Hitchcock, Blaine & Huber LLP, as to certain federal income tax matters.
23.1 -- Consent of Phillips, Lytle, Hitchcock, Blaine & Huber LLP (included in Exhibits 5.1 and 8.1).
23.2 --   Consent of Ernst & Young LLP, independent accountants.
24.1 --   Power of Attorney (included on signature page hereto).
99.1 --   Form of Authorization Form.
99.2 --   Form of Broker & Nominee Form.
99.3 --   Form of Request for Waiver form.


ITEM 17.  UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Sovran Self Storage, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, New York, on the 29th day of September, 1998.

                                   Sovran Self Storage, Inc.

                                   By:   /s/KENNETH F. MYSZKA
                                        -------------------------------
                                        Kenneth F. Myszka, President
                                        and Chief Operating Officer

                             POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that we, the undersigned officers and directors, of Sovran Self Storage, Inc. (the "Company") hereby severally constitute Kenneth F. Myszka and David L. Rogers, and each of them singly, as true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement filed herewith and any and all amendments to said Registration Statement, and generally to do all such things in our names and in our capacities as officers and directors to enable Sovran Self Storage, Inc. to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                     Capacity                   Date

/s/ROBERT J. ATTEA            Chairman of the Board of   September 29, 1998
    Robert J. Attea           Directors and Chief
                              Executive Officer

/s/KENNETH F. MYSZKA          President, Chief Operating September 29, 1998
    Kenneth F. Myszka         Officer and Director
                              (Principal Executive
                              Officer)

/s/DAVID L. ROGERS            Chief Financial Officer    September 29, 1998
    David L. Rogers           (Principal Financial and
                              Accounting Officer)

/s/JOHN BURNS                 Director of the Company    September 29, 1998
    John Burns

/s/MICHAEL A. ELIA            Director of the Company    September 29, 1998
    Michael A. Elia

/s/CHARLES E. LANNON          Director of the Company    September 29, 1998
    Charles E. Lannon

                                                  EXHIBIT 5.1

                PHILLIPS, LYTLE, HITCHCOCK, BLAINE & HUBER
                        3400 MARINE MIDLAND CENTER
                          BUFFALO, NEW YORK 14203


                            September 29, 1998


Sovran Self Storage, Inc.
5166 Main Street
Williamsville, New York  14221

Gentlemen:

     This opinion is furnished in connection with the registration pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of 3,000,000 shares of common stock, par value $.01 per share ("Common Stock"), of Sovran Self Storage, Inc., a Maryland corporation (the "Company"), which shares (the "Shares") are to be sold by the Company pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan (the "Plan").

     In connection with rendering this opinion, we have examined the Articles of Incorporation, as heretofore amended, and Bylaws of the Company; such records of corporate proceedings of the Company as we deemed material; the Registration Statement on Form S-3 under the Securities Act relating to the 3,000,000 Shares, (the "Registration Statement") and the prospectus contained therein, and such other certificates, receipts, records and documents as we considered necessary for the purposes of this opinion.

     We are attorneys admitted to practice in the State of New York. We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America, the State of New York, and the Maryland General Corporation Law. We express no opinion with regard to the "blue sky" or securities laws of any state including the securities laws of the States of New York and Maryland.

     Based upon and subject to the foregoing, we are of the opinion that the 3,000,000 shares of Common Stock which may be issued by the Company have been duly authorized and, when issued in accordance with the terms of the Registration Statement and the Plan, will be validly issued, fully paid and non-assessable.

     The foregoing assumes that all requisite steps have been and will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus.

                              Very truly yours,

                    /S/ PHILLIPS, LYTLE, HITCHCOCK, BLAINE & HUBER LLP

                                             EXHIBIT 8.1


              PHILLIPS, LYTLE, HITCHCOCK, BLAINE & HUBER, LLP
                        3400 MARINE MIDLAND CENTER
                          BUFFALO, NEW YORK 14203



                            September 29, 1998


Sovran Self Storage, Inc.
5166 Main Street
Williamsville, New York  14221

          Re:  Certain Federal Income Tax Matters

Ladies and Gentlemen:

     This opinion is delivered to you in our capacity as counsel to Sovran Self Storage, Inc. (the "Company") in connection with the Company's registration statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 3,000,000 shares of the Company's common stock, par value $.01 per share, that may be issued by the Company pursuant to the Company's Dividend Reinvestment and Stock Purchase Plan. This opinion relates to the Company's qualification for federal income tax purposes as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code") and the accuracy of the discussion under the heading "Certain Federal Income Tax Considerations" contained in the Registration Statement.

     In rendering the following opinion, we have examined the Articles of Incorporation and Bylaws of the Company, each as amended, the Company's federal income tax return for each of the taxable years ended December 31, 1995, and December 31, 1996 filed on Forms 1120-REIT, and such other records, certificates and documents as we have deemed necessary or appropriate for purposes of rendering the opinions set forth herein.

     We have reviewed the Registration Statement and the descriptions set forth therein of the Company and its investments and activities. We have relied upon the representations of individuals who are senior officers of the Company, regarding the manner in which the Company has been and will continue to be owned and operated. We assume that the Company has been and will be operated in accordance with applicable laws and the terms and conditions of applicable documents, and that the descriptions of the Company and its investments, and the proposed investments, activities, operations and governance of the Company set forth in the Registration Statement continue to be true. In addition, we have relied on certain additional facts and assumptions described below.

     In rendering the opinions set forth herein, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity of final documents to all documents submitted to us as drafts, (v) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person,
(vi) the accuracy and completeness of all records made available to us, and
(vii) the factual accuracy of all representations, warranties and other statements made by all parties. We have also assumed, without investigation, that all documents, certificates, warranties and covenants on which we have relied in rendering the opinion set forth below and that were given or dated earlier than the date of this letter continue to remain accurate, insofar as relevant to the opinion set forth herein, from such earlier date through and including the date of this letter.

     The discussion and conclusions set forth below are based upon the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all of which are subject to change. No assurance can therefore be given that the federal income tax consequences described below will not be altered in the future.

     Based upon and subject to the foregoing, and provided that the Company continues to meet the applicable asset composition, source of income, shareholder diversification, distribution, recordkeeping and other requirements of the Code necessary for a corporation to qualify as a REIT, we are of the opinion that:

     1.   Commencing with the Company's first taxable year ended
          December 31, 1995, the Company has been organized in conformity with the requirements for qualification as a "real estate investment trust" under the Code, and its method of operation, as described in the representations referred to above will enable it to continue to meet the requirements for qualification and taxation as a "real estate investment trust" under the Code.

     2. The Statements in the Registration Statement set forth under the caption "Certain Federal Income Tax Considerations" to the extent such information constitutes matters of law, summaries of legal matters, or legal conclusions, have been reviewed by us and are accurate in all material respects.

     We express no opinion with respect to the transactions described in the Registration Statement other than those expressly set forth herein. You should recognize that our opinion is not binding on the Internal Revenue Service (the "IRS") and that the IRS may disagree with the opinion contained herein. Although we believe that our opinion will be sustained if challenged, there can be no assurance that this will be the case. Except as specifically discussed above, the opinion expressed herein is based upon the law as it currently exists. Consequently, future changes in the law may cause the federal income tax treatment of the transactions described herein to be materially and adversely different from that described above.

     We consent to being named as Counsel to the Company in the Registration Statement, to the references in the Registration Statement to our firm and to the inclusion of a copy of this opinion letter as an exhibit to the Registration Statement.

                              Very truly yours,

               /s/ PHILLIPS, LYTLE, HITCHCOCK, BLAINE & HUBER LLP

                                             EXHIBIT 23.2

                      CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3, No. 333-00000) and related Prospectus of Sovran Self Storage, Inc. for the registration of 3,000,000 shares of its common stock and to the incorporation by reference therein of our report dated January 29, 1998 (except for notes 5 and 14, for which the date is March 24, 1998), with respect to the consolidated financial statements of Sovran Self Storage, Inc. included in its Annual Report
(Form 10-K), as amended, for the year ended December 31, 1997, and our report on the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

     We also consent to the incorporation by reference of our reports dated: October 10, 1997; April 9, 1998; June 9, 1998; July 2, 1998 with respect to the Historical Summaries of Combined Gross Revenue and Direct Operating Expenses included, respectively, in its Current Reports on:
Form 8-K dated October 24, 1997; Form 8-K/A dated April 17, 1998; Form 8-K dated June 10, 1998; Form 8-K dated July 6, 1998, all filed with the Securities and Exchange Commission.


                              /S/ ERNST & YOUNG LLP

Buffalo, New York
September 28, 1998

EXHIBIT 99.1          NOT TO BE USED BY BENEFICIAL OWNERS
                      SEE PROSPECTUS, QUESTIONS 5, 6 AND 8

                                        AUTHORIZATION FORM FOR
                                        SOVRAN SELF STORAGE, INC.
                                        DIVIDEND REINVESTMENT AND
                                        STOCK PURCHASE PLAN
                                        ----------------------

                              THIS FORM, WHEN COMPLETED AND SIGNED,
                              SHOULD BE MAILED TO:
                              AMERICAN STOCK TRANSFER AND TRUST COMPANY
                              Attn: Dividend Reinvestment Department
                              40 Wall Street
                              New York, NY  10005

IS THIS ACCOUNT FOR AN EXISTING SHAREHOLDER OF RECORD?  YES [ ]  NO [ ]

---------------------------------------------------------------------------

1.   ACCOUNT REGISTRATION.
     Complete only one section:  Print clearly in CAPITAL LETTERS.
     A.   Individual or Joint Account
     Owner's Name:  ______________________________________________________

     Owner's Social Security No.
     (used for tax reporting)
     [ ][ ][ ]-[ ][ ]-[ ][ ][ ][ ]
     Joint Owner's Name: _________________________________________________

                                        The account will be registered
                                        "Joint Tenants with Rights of
                                        Survivorship" unless you check
                                        another option below:
                                        [ ] Tenants in common
                                        [ ] Tenants by entirety
                                        [ ] Community Property

     B.   Gift Transfer to a Minor (UGMA/UTMA)
          Custodian's Name:  ______________________________________________
          Minor's Name:  __________________________________________________
          Minor's Social Security No.                  Donor's
          (REQUIRED)                                   State
          [ ][ ][ ]-[ ][ ]-[ ][ ][ ][ ]                [ ][ ]

     C. Trust (Please check only one of the trustee types) [ ] Person as trustee [ ] Organization as trustee
          Trustee: Individual or organization name:  ______________________
          _________________________________________________________________

          and Co-trustee's name, if applicable:  __________________________

          Name of Trust:  _________________________________________________

          For the benefit of:  ____________________________________________

          Trust Taxpayer I.D. No.: [ ][ ]-[ ][ ][ ][ ][ ][ ][ ]
          Trust Date: [ ][ ]/[ ][ ]/[ ][ ]

     D.   Organization or Business Entity (check one):  [ ] Corporation
          [ ] Partnership  [ ] Other
          Name of Entity:  ________________________________________________
          Taxpayer I.D. No.: [ ][ ]-[ ][ ][ ][ ][ ][ ][ ]

---------------------------------------------------------------------------
2.   ADDRESS

     --------------------------------------------------------------------
     Mailing Address (including apartment or box number)

     --------------------------------------------------------------------
     City
     State                    Zip
     Home Phone                 Work Phone
     (______) ______________  (______) _______________
     For mailing address outside the United States:
     ---------------------------------------------------------------------
     County of Residence      Province       Routing or Postal Code
     I hereby appoint American Stock Transfer and Trust Company, or its successor as appointed by Sovran Self Storage, Inc. (the
     "Company"), as my agent, subject to the terms and conditions of the Company's Dividend Reinvestment and Stock Purchase Plan (the "Plan"). I wish to participate in the Plan as directed below.

--------------------------------------------------------------------------
3.   CASH PURCHASE (Make checks payable to "American Stock Transfer and
     Trust
     Company -- Sovran Self Storage, Inc. DRSPP")
     [ ] As a current registered shareholder I wish to make an optional cash payment. Enclosed is my check or money order for $_______. (Minimum $100 with the maximum not to exceed $10,000 per month, except by seeking the Company's permission for a greater investment amount through the separate submission of the Request for Waiver Form.)
     [ ] As a new investor I wish to enroll in the Plan by making an initial cash purchase. Enclosed is my check or money order for $_______. (Initial investment must be at least $100 not to exceed $10,000, except by seeking the Company's permission for a greater investment amount through the separate submission of the Request for Waiver Form.)
     AS A NEW INVESTOR YOU MUST ALSO COMPLETE SECTIONS 1, 2, 4 & 6.
---------------------------------------------------------------------------
4.   INVESTMENT OPTIONS
     Please enroll my shares in the Plan as indicated below.
     [ ]  A.   I AM A CURRENT REGISTERED SHAREHOLDER DESIRING FULL DIVIDEND
               REINVESTMENT --
               Please apply dividends on all shares of the Company's Common
     Stock registered in my name and on all shares held in my Plan account, including shares acquired with optional cash payments, to the purchase of additional shares of the Company's Common Stock.
     [ ]  B.   I AM A CURRENT REGISTERED SHAREHOLDER DESIRING PARTIAL
               DIVIDEND REINVESTMENT --
               Please apply the dividends on ___________ shares of the
     Company's Common Stock registered in my name and on all shares held in my Plan account, including shares acquired with optional cash payments, to the purchase of additional shares of the Company's Common Stock.

     [ ]  C.   I WISH TO MAKE OPTIONAL CASH PAYMENTS ONLY --
               Dividends on Plan Shares acquired through this "optional
     cash payments only" option will be:
               [ ]  paid directly to me.
               [ ]  enrolled in the Dividend Reinvestment Program.

-------------------------------------------------------------------------
5.   SAFEKEEPING

     COMMON STOCK CERTIFICATES DEPOSITED FOR SAFEKEEPING IN YOUR ACCOUNT MUST BE IN THE SAME REGISTRATION AS YOUR PLAN ACCOUNT.
     [ ] Please accept the enclosed certificate(s) for safekeeping and dividend reinvestment. Enclosed are _____ share certificates (be careful to insert number).
     THE ENCLOSED CERTIFICATES SHOULD BE SENT BY CERTIFIED OR REGISTERED MAIL WITH RETURN RECEIPT REQUESTED.

CERTIFICATE NUMBER  NO. OF SHARES  CERTIFICATE NUMBER   NO. OF SHARES
------------------  -------------  ------------------   -------------
------------------  -------------  ------------------   -------------
------------------  -------------  ------------------   -------------
------------------  -------------  ------------------   -------------

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6.   ACCOUNT AUTHORIZATION SIGNATURE (REQUIRED); SELECT ONE:
     [ ] REQUEST FOR TAXPAYER IDENTIFICATION NUMBER (SUBSTITUTE FORM W-9)
     I am a citizen or a resident alien. I certify, under penalties of perjury, that (1) the taxpayer identification number in Section 1 is correct (or I am waiting for a number to be issued to me) and (CROSS OUT THE FOLLOWING IF NOT TRUE) (2) I am not subject to backup withholding because: (a) I am exempt from backup withholding, or
     (b) I have not been notified by the Internal Revenue Service that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding.
     [ ] CERTIFICATE OF FOREIGN STATUS (SUBSTITUTE FORM W-8)
     I am an exempt foreign citizen. I certify, under penalties of perjury, that for dividends, I am not a U.S. citizen or resident alien (or I am filing for a foreign corporation, partnership, estate, or trust) and I am an exempt foreign person. I have entered in Section 2 of this enrollment form the country where I reside permanently for income-tax purposes.
     [ ] FOR ORGANIZATIONS AND BUSINESS ENTITIES EXEMPT FROM BACKUP
     WITHHOLDING
     I qualify for exemption and my account will not be subject to tax reporting and backup withholding.
MY/OUR SIGNATURE(S) BELOW INDICATES I/WE HAVE READ THE COMPANY'S DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN AS SET FORTH IN THE ACCOMPANYING PROSPECTUS, RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED, AND I/WE AGREE TO THE TERMS THEREIN AND HEREIN.

-----------------------------------------     ------------------------
Signature of Owner                            Date (month,date,year)

-----------------------------------------     -------------------------
Signature of Joint Owner                      Date (month, date, year)

                                             EXHIBIT 99.2
             FOR USE BY BROKERS, BANKS AND OTHER NOMINEES ONLY

                         SOVRAN SELF STORAGE, INC.
               Dividend Reinvestment and Stock Purchase Plan

                          Broker and Nominee Form
                          -----------------------
To:  American Stock Transfer & Trust Company ("AST")    CUSIP NO. 84610H108
     Dividend Reinvestment Department
     40 Wall Street
     New York, NY  10005

Telephones:    (800) 278-4353   Fax: (718) 921-8367    Dated:_____________
               (718) 921-8283

Instructions:

This form is to be used only by brokers, banks and other nominees submitting optional cash payments on behalf of Beneficial Owners whose shares are held by such bank, broker or nominee in its name or in its account at The Depository Trust Company ("DTC"), as provided for in the Prospectus for the Sovran Self Storage Dividend Reinvestment and Stock Purchase Plan.

A new form must be completed each month an option cash payment is submitted. This form will not be processed unless it is completed in its entirety and accompanies the full amount of the optional cash payment.

The broker, bank or other nominee submitting this form hereby certifies that: (i) the information contained herein is true and correct as of the date of this form; (ii) a current copy of the Prospectus, together with any supplements thereto, has been delivered to each participating Beneficial Owner; and (iii) the optional cash payment amount specified below is not less than $100 nor greater than $10,000 (unless a copy of a specific written Request for Waiver has been approved by Sovran Self Storage, Inc. to exceed the allowable monthly maximum accompanies this Broker and Nominee form). Full shares purchased will be credited to the account of such broker, bank or other nominee at DTC via DTC's "DWAC" process, upon notification by AST. Any fractional share will be paid out in cash to such bank, broker or nominee.
--------------------------------------------------------------------------
Name of Bank, Broker or Nominee Submitting Payment:

__________________________________________________________________________
Address:

__________________________________________________________________________
Broker/Nominee Contact:                 Telephone Number:

__________________________________________________________________________
Shares Held in Depository Position as of Record Date: ____________________ Optional Cash Payment Amount: $__________________________________________
Manner of Payment:  Check _________  Money Order _________  Wire* ________

*    Payment by Wire requires approval of American Stock Transfer & Trust
     Company
--------------------------------------------------------------------------

Signature:                              Please Print Name:


__________________________________      __________________________________

[CHECK PHONE NUMBERS ON FORM]

                                        EXHIBIT 99.3

                            REQUEST FOR WAIVER

     SOVRAN SELF STORAGE DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

     This form is to be used by Participants in the Sovran Self Storage, Inc. (the "Company") Dividend Reinvestment and Stock Purchase Plan (the "Plan") who are requesting authorization from the Company to make an optional cash investment under the Plan in excess of the $10,000 monthly maximum. The Participant must submit a copy of this Request for Waiver (approved by the Company) to American Stock Transfer and Trust Company (the "Agent") at the same time an Authorization Form and/or Broker and Nominee Form and the optional cash investment are submitted by the Participant. Capitalized terms which are used herein and not otherwise defined shall have the meaning ascribed to them in the current Prospectus relating to the Plan (the "Prospectus").

     A new form must be completed for each month that the Participant wishes to make an optional cash investment in excess of the $10,000 monthly maximum. This form will not be accepted by the Company unless it is completed in its entirety.

     The Participant submitting this form hereby certifies that (a) the information contained herein is true and correct as of the date indicated below, (b) the Participant has received a current copy of the Prospectus and (c) immediately after the purchase of the shares to be acquired pursuant to this Request for Waiver the Participant will not own shares in excess of 9.8% (by number or value) of any class or series of the Company's outstanding capital stock.

     For information regarding the discount (if any) and Threshold Price (if any) that may be applicable to optional cash investments made pursuant to an approved Request for Waiver, please call (716) 633-0381 within five
(5) business days before the applicable Optional Cash Payment Due Date. THIS FORM SHOULD THEN BE COMPLETED AND RETURNED (VIA FACSIMILE) TO SOVRAN SELF STORAGE, INC., FAX NUMBER (716) 633-1860 or (716) 633-3397, by 10:00
a.m. Eastern Standard Time no later than two (2) business days prior to the Optional Cash Payment Due Date for the applicable Investment Date. If approved by the Company, the approved copy of this form must be submitted to the Agent with full payment on the Optional Cash Payment Due Date. See Question 17 to the Prospectus for further information.

THE COMPANY RESERVES THE RIGHT TO MODIFY, SUSPEND OR TERMINATE
PARTICIPATION IN THE PLAN BY OTHERWISE ELIGIBLE HOLDERS OF COMMON STOCK IN ORDER TO ELIMINATE PRACTICES WHICH ARE NOT CONSISTENT WITH THE PURPOSES OF THE PLAN.
See Question 1 to the Prospectus for further information.

------------------------------------------------------
Date

------------------------------------------------------
Participant's Signature

------------------------------------------------------
Participant's Signature

------------------------------------------------------
Print Name as it Appears on Share Certificate
  (or Name of Beneficial Owner)

------------------------------------------------------
Print Name as it Appears on Share Certificate
  (or Phone Number, Account Number and
  Location of Shares Held by Beneficial Owner)

------------------------------------------------------
Optional Cash Investment Amount Requested

------------------------------------------------------
Social Security or Tax I.D. Number

------------------------------------------------------
Street Address

------------------------------------------------------
City                        State                Zip

------------------------------------------------------

------------------------------------------------------
Fax Number

Method of Payment:  [ ] Check  [ ] Money Order  [ ] Wire Transfer*  _______

* Wire transfers may be used only if approved verbally in advance by the Agent.

     In the event that this Request for Waiver is approved by the Company and the Participant submitting this form desires to have the Common Stock to be purchased electronically deposited with such Participant's broker, please complete the following:

     AUTHORIZATION FORM TO ELECTRONICALLY DEPOSIT SHARES WITH YOUR BROKER

---------------------------------------------------------------------------
For Value Received, The Undersigned Hereby Assign(s) Unto

---------------------------------------------------------------------------

---------------------------------------------------------------------------

---------------------------------------------------------------------------
            (Please print or type name and address of assignee)

Broker Participant Number at DTC __________________________________________

Social Security or Other Identifying Number of Assignee ___________________

                                        ___________________________________
                                        Authorized Signature

                                        ___________________________________
                                        Signature Medallion Guaranteed
* All transfers are completed based on Securities Transfer rules and regulations.

* Investor understands that American Stock Transfer and Trust Company does not initiate this transaction.

*    Additional documentation may be required to complete this transaction.

                   APPROVED BY SOVRAN SELF STORAGE, INC.
_____________________________________________
Optional Cash Investment Amount Approved

Method of Payment Approved: _________________

Threshold Price, if any: ____________________

Applicable Waiver Discount: _________________
By: __________________________________________________

Name: ________________________________________________

Title: _______________________________________________

Date: ________________________________________________

This Request for Waiver may be withdrawn by the Participant in accordance with the terms of the Plan.